Exhibit 10.51

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

License and Development Agreement

This License and Development Agreement (the “Agreement”) is entered into as of April 27, 2007, (the “Effective Date”) by and between Accuray Incorporated, a Delaware corporation, with its principal place of business at 1310 Chesapeake Terrace, Sunnyvale, CA 94089 (“Accuray”) and CyberHeart, Inc., a Delaware corporation, with its principal place of business at 707 Menlo Ave, Menlo Park, CA 94025 (“CyberHeart”). In this Agreement, Accuray and CyberHeart may be referred to each individually as a “Party” or collectively as “Parties.”

WHEREAS, Accuray owns or controls certain intellectual property rights and technologies related to stereotactic radiosurgery devices for use in, among other things, cranial tumor and thoracic applications;

WHEREAS, CyberHeart desires to obtain, and Accuray is willing to grant, certain licenses to such intellectual property rights and technologies to permit CyberHeart to develop and commercialize new applications for such devices in the field of cardiac disease, including, but not limited to, atrial fibrillation; and

WHEREAS, CyberHeart also desires to have the right to engage Accuray, and Accuray agrees, to perform certain development services to create such new applications for such devices.

NOW THEREFORE, the Parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1.             DEFINITIONS.

The following terms, as used in this Agreement, shall have the meanings set forth below:

1.1           “Accuray Competitors” means each of the Persons set forth in Exhibit A.

1.2           “Accuray Field” means radiation treatments, including without limitation radiotherapy and radiosurgery, but excluding the CyberHeart Field.

1.3           “Accuray Improvements” means any Improvement of a CyberKnife System, or of any portion of a CyberKnife System, to the extent that such Improvement (i) is necessary or useful for the manufacture or use of CyberKnife Systems in the Accuray Field and (ii) is first conceived or created by or on behalf of CyberHeart or Accuray, either solely or jointly, after the Effective Date during the Development Period.  Notwithstanding the foregoing, Accuray Improvements shall exclude (a) the New Software, (b) any Technology to the extent related solely to the CyberHeart Module, and (c) any Technology conceived or created by or on behalf of CyberHeart, its Affiliates, or any of their contractors or licensors (other than Accuray) to the extent that such Technology is not an Improvement derived during the Development Period from a CyberKnife System, or a portion of a CyberKnife System, that was disclosed by

Accuray to CyberHeart prior to the time at which the Improvement was first conceived or created.  For clarity, CyberHeart will own, and the Accuray Improvements shall exclude, any Improvements to the CyberHeart Module conceived or created by or on behalf of CyberHeart, and not by Accuray, as set forth in Section 9.1.3.

1.4           “Accuray Patents” means (i) the Patents set forth in Exhibit B; (ii) all Patents to which the Patents in Exhibit B claim priority; (iii) all Patents claiming priority to any of the Patents identified in (i) or (ii), above; (iv) any and all other Patents claiming an Accuray Improvement, or portion thereof; (v) any and all other Patents claiming Accuray Technology, CyberKnife Systems, a CyberHeart Improvement (except to the extent the Patent is assigned to CyberHeart by Accuray pursuant to Section 9.1.3), or portion thereof, and (vi) any and all other Patents that are necessary or useful in the CyberHeart Field or for any making, use, sale, offer for sale, importation, or other exploitation or disposition of any CyberHeart Product or portion thereof; in each case in any country or jurisdiction and, in the case of (iv), (v) and (vi), above, to the extent owned or otherwise controlled by Accuray or its Controlled Affiliates, including without limitation by assignment from CyberHeart under Section 9.1.2 (but other than as a result of any license from CyberHeart), such that Accuray or its Controlled Affiliate may grant to CyberHeart the rights and licenses hereunder, on the Effective Date or at any other time after the Effective Date and prior to the IP Cutoff Date.

1.5           “Accuray Technology” means (i) the Technology set forth in Exhibit B; (ii) any Technology (a) that is owned or controlled by Accuray or any of its Controlled Affiliates on the Effective Date or at any time after the Effective Date and prior to the IP Cutoff Date and (b) that is necessary or useful for, or contributes in whole or in part to, the practice of the Accuray Patents or the development, regulatory approval, use, promotion, marketing, or sale of CyberHeart Products; (iii) any other Technology disclosed or provided to CyberHeart under this Agreement or any other agreement between the Parties, including without limitation the Deliverables; and (iv) all Intellectual Property Rights related thereto, other than Patents.  Notwithstanding the foregoing, the Accuray Technology shall include the Manufacturing Technology solely to the extent that the Manufacturing Technology is required to be disclosed under the terms of this Agreement or any other agreement between the Parties (such as the Manufacture and Supply Agreement) or has actually been disclosed by Accuray to CyberHeart or its designee.

1.6           “Affiliate” means, with respect to any Party, any Person that Controls, is Controlled by, or is under common Control with such Party, only so long as such Control exists.  As used in this Section 1.6 and in Section 1.8, “Control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity through ownership of fifty percent (50%) or more of the securities entitled to elect the board of directors (or in the case of an entity that is not a corporation, the corresponding managing authority); provided that, for a Person established in a jurisdiction where a Party cannot, as a matter of law, have such ownership interest, Control shall mean the maximum ownership interest permitted by law.  “Controlled Affiliate” of a Party means an Affiliate that is Controlled by such Party, directly or indirectly.  For clarity, any Affiliate of CyberHeart that is not in existence as a legal entity as of one (1) year before the effective date of any Change of Control transaction of CyberHeart shall be equally considered an Affiliate and Controlled Affiliate of CyberHeart regardless of whether it is controlled by CyberHeart, directly or indirectly.

1.7           “Applicable Law” means all laws, ordinances, rules and regulations applicable to the Deliverables, the Development Services, or this Agreement, or other activities under or pursuant to this Agreement, including without limitation (a) all applicable federal, state, provincial, and local laws and regulations, (b) regulations and guidelines of the U.S. Food and Drug Administration (“FDA”) and other Regulatory Authorities and the International Conference on Harmonization (“ICH”) guidelines and (c) current Good Manufacturing Practices and other regulations promulgated by the FDA, ICH and other Regulatory Authorities.

1.8           “Change of Control” means (i) the sale of all or substantially all of the assets of a Party or (ii) the acquisition of a Party by another entity in which such other entity obtains Control of such Party by means of merger or consolidation resulting in the exchange of the outstanding shares of such Party for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiaries (in each case provided that the consideration to be received by such Party’s stockholders, or other equity holders, consists solely of cash and/or publicly traded securities), unless the stockholders (or other equity holders) of such Party, as constituted immediately prior to such transaction, hold immediately after such transaction a majority of the voting power of the surviving or resulting entity in such a transaction (or majority voting power in an entity that Controls (as defined in Section 1.6) the surviving or resulting entity).  For clarity, no public offering of stock or other securities shall be considered a Change of Control.

1.9           “Confidential Information” has the meaning assigned to such term in Section 14.1.

1.10         “CyberHeart Field” means any and all non-tumor applications involving or relating to the heart, the coronary arteries (including without limitation the epicardial coronary arteries), the cardiac veins, the structure or function of any of the foregoing, or related conditions, including without limitation all diseases and conditions of the conduction system, the coronary, arterial and/or venous systems, heart valves or chambers, wall anomalies affection, ejection fraction and/or conduction.

1.11         “CyberHeart Improvement” means (i) any Improvement of any CyberKnife System or CyberHeart Product, or of any portion of a CyberKnife System or CyberHeart Product, that (a) is necessary or useful for the manufacture or use of any CyberHeart Product solely in the CyberHeart Field and (b) is first conceived or created by or on behalf of CyberHeart or Accuray, either solely or jointly, after the Effective Date during the Development Period; and (ii) the New Software. Notwithstanding the foregoing, CyberHeart Improvements shall exclude (1) any Improvements to the CyberKnife System (other than the New Software) that are useful in the Accuray Field and (2) any Technology (other than the New Software), conceived or created by or on behalf of Accuray, its Affiliates, or any of their contractors or licensors, to the extent that such Technology is not an Improvement derived during the Development Period from a CyberHeart Product, or a portion of a CyberHeart Product that was disclosed by CyberHeart to Accuray  prior to the time at which the Improvement was first conceived or created.

1.12         “CyberHeart Liaison” has the meaning assigned to such term under Section 4.2.3.

1.13         “CyberHeart Module” means any and all hardware, software, other modifications, and Technology that are added to or used with, or that alter, any CyberKnife System—whether or not such hardware, software, other modification, or Technology is an Improvement of a CyberKnife System, or portion thereof, and whether or not it is developed through the exercise of rights granted to CyberHeart in this Agreement—so that such modified CyberKnife System, in combination with such hardware, software, other modifications, and Technology, is capable of performing applications solely within the CyberHeart Field.  For clarity, the CyberHeart Module includes all portions of any CyberHeart System that are within the scope of the foregoing.

1.14         “CyberHeart Patents” means (i) the Patents set forth in Exhibit C; (ii) all Patents to which the Patents in (i), above claim priority; (iii) all Patents claiming priority to any of the Patents identified in (i) or (ii), above; (iv) any and all other Patents claiming CyberHeart Technology, CyberHeart Products, or an Accuray Improvement (except to the extent the Patent is assigned to Accuray pursuant to Section 9.1.2), or any portion thereof; (v) any and all other Patent claims claiming CyberHeart Products (or any portion thereof) that are useful in the Accuray Field; and (vi) any and all other Patents that are useful in the Accuray Field or for any making, use, sale, offer for sale, importation, or other exploitation or disposition of any CyberKnife System; in each case in any country or jurisdiction and, in the case of (iv), (v) and (vi), above, to the extent owned or otherwise controlled by CyberHeart or its Controlled Affiliates, including without limitation by assignment from Accuray under Section 9.1.3 (but other than as a result of any license from Accuray), such that CyberHeart or its Controlled Affiliate may grant to Accuray the licenses hereunder, on the Effective Date or at any other time prior to the IP Cutoff Date.  Notwithstanding the foregoing, the CyberHeart Patents shall exclude the Accuray Patents.

1.15         “CyberHeart Product” means each of the CyberHeart Module and the CyberHeart System.

1.16         “CyberHeart Software” has the meaning assigned to such term under Section 2.2.4.1.

1.17         “CyberHeart System” means a stereotactic radiosurgery system that is designed or developed by or on behalf of CyberHeart or its Affiliates (but which may include components purchased or licensed from third party suppliers that are not designed by or on behalf of CyberHeart) solely for use in applications solely in the CyberHeart Field, including, without limitation, a stereotactic radiosurgery system that is based upon or incorporates a CyberKnife System or Accuray Technology, or is based upon or incorporates any portion or component thereof, or method or process related thereto, solely for use in applications solely in the CyberHeart Field.

1.18         “CyberHeart Technology” means (i) all Technology, including without limitation CyberHeart Improvements, CyberHeart Software, and New Software, disclosed or provided to Accuray by CyberHeart under this Agreement or any other agreement between the Parties and (ii) all Intellectual Property Rights related thereto, other than Patents; provided that CyberHeart Technology does not include any Accuray Technology or any Technology or Intellectual Property Rights conceived or created by or on behalf of Accuray.

1.19         “CyberKnife Component” means a hardware component of a CyberHeart Product that (a) was designed by or on behalf of Accuray (other than pursuant to the Development Services) and is used in the CyberHeart Product in substantially the same form in which it is used in a CyberKnife System at the time that CyberHeart first seeks any quote, proposal, or terms for supply of such component or CyberHeart Product (an “Initial Solicitation”), (b) is not made generally commercially available by any other party in the form used by Accuray, and (c) is manufactured by or on behalf of Accuray for incorporation into CyberKnife Systems at the time that CyberHeart makes an Initial Solicitation with respect to such component. Any components that are acquired by Accuray or its Affiliate (such as, without limitation, from a contract manufacturer) for the CyberKnife System pursuant to (a) through (c) above shall be deemed a CyberKnife Component in accordance with the foregoing solely if used in the CyberHeart Product in substantially the same form as acquired by Accuray or the Affiliate.  For clarity, small parts and components that are valued at under one thousand dollars ($1,000), are generally commercially available, and used in CyberKnife Systems without modification are not CyberKnife Components and can be purchased directly by CyberHeart from their manufacturers.

1.20         “CyberKnife Software” has the meaning assigned to such term under Section 2.2.6.3.

1.21         “CyberKnife System” means any stereotactic radiosurgery system designed or developed by or on behalf of Accuray or any Accuray Affiliate (but which may include components purchased or licensed from third party suppliers that are not designed by or on behalf of Accuray) for any application solely in the Accuray Field.

1.22         “Deliverables” means any Technology first conceived or created by Accuray or its Affiliate, or jointly with CyberHeart, pursuant to the Development Services for the development, making, use, importation, marketing, sale, or other exploitation or commercialization of CyberHeart Products, or for the exploitation of the Accuray Technology or the Accuray Patents in the CyberHeart Field, or other Technology that is incorporated by Accuray in the deliverables under, or otherwise explicitly specified in the applicable Statement of Work.

1.23         “Development Period” means the period commencing as of the Effective Date and ending on the later of the fifth (5th) anniversary of the Effective Date or as otherwise described in each Statement of Work under Section 3.3 during which Development Services will be performed by Accuray or its subcontractors.

1.24         “Development Services” means the design and development services to be performed by Accuray and its Subcontractors for CyberHeart pursuant to a Statement of Work under Section 3.3.

1.25         “Fees” means the amounts to be paid by CyberHeart to Accuray under Article 8, Section 6.4, and/or related Exhibits.

1.26         “FTE” means the full time equivalent effort of one person who participates directly in the Development Services.  For purposes of this Section 1.26, “full time equivalent effort” shall mean one thousand nine hundred (1,900) hours per year.

1.27         “JSC” has the meaning assigned to such term under Section 4.1.

1.28         “Improvement” means with respect to Technology: (a) for copyrightable or copyrighted Technology (including without limitation any mask works), a work which is based upon one or more pre-existing works, such as a revision, modification, translations, abridgment, condensation, expansion, collection, compilation, or any other form in which such pre-existing works may be recast, transformed, or adapted; (b) for patentable or patented Technology, any adaptation, addition, improvement, or combination based on a pre-existing work or Patent; and (c) for Technology subject to trade secret protection, any new material, information, or data relating to and derived from such existing trade secret material, including without limitation new material which may be protectable by copyright, patent, or other proprietary rights. For the purposes of clarification, an item of Technology shall be considered to be an Improvement of another item of Technology only if it is actually derived from such other item, and not merely because it may have the same or similar functionality or use as such other item.

1.29         “Intellectual Property Rights” means the U.S. and foreign rights associated with the following:  (i) Patents; (ii) copyrights, copyright registrations, and applications therefor (“Copyrights”); (iii) trade-secret rights and all other trade secret or similar proprietary rights in confidential business or technical information (“Trade Secret Rights”); and (iv) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.  For purposes of this Agreement, Intellectual Property Rights excludes any U.S. and foreign rights associated with logos, trademarks, trade names, and similar insignia of origin or quality.

1.30         “IP Cutoff Date” means the earlier of the tenth (10th) anniversary of the Effective Date or termination of this Agreement pursuant to Section 11.2, 11.3, or 11.4.  Notwithstanding the foregoing, if Accuray or its Affiliate is supplying product or components, or providing installation or support services, on or after the tenth (10th) anniversary of the Effective Date, the IP Cutoff Date for purposes of Sections 1.4 and 1.5 shall be two (2) years after the time at which such supply and/or services are last provided by Accuray and its Affiliates or until termination of this Agreement pursuant to Section 11.2, 11.3, or 11.4, whichever occurs first.

1.31         “Manufacturing and Supply Agreement” has the meaning assigned to such term under Section 6.1.1.

1.32         “Manufacturing Technology” means the Technology owned or controlled by Accuray that is used in or is useful for any manufacturing of a CyberKnife System, CyberKnife Component, or CyberHeart Product, or of any components or portions of a CyberHeart Product.  For clarity, Manufacturing Technology does not include (i) drawings or designs of CyberHeart Products, (ii) software flow-charts or pseudocode that is not considered source code or written in any programming language, or (iii) source code for any interface delivered under a Statement of Work or under Section 2.1.

1.33         “New Software” means all right, title and interest in and to all software, firmware, and other code that is created or developed in connection with the research, development, or modification of or for any CyberHeart Product, or any portion thereof, including without limitation under this Agreement and including without limitation all Intellectual Property Rights to the extent embodied in or concerning such software, firmware, and other code.  For the avoidance of doubt, New Software shall not include any software developed by Accuray, outside of a Statement of Work, for its CyberKnife System.

1.34         “Patents” means any and all (i) pending and issued U.S., foreign, international, and regional patents, patent applications, certificates of invention, patents of addition or substitution, utility model, design registration, and other governmental grants for the protection of inventions, or industrial designs anywhere in the world; (ii) provisional, continuations, continuations-in-part, substitutions  divisional, continued prosecution, and other applications thereof; (iii) patents issuing on any of the foregoing; (iv) renewal, reissues, re-examinations, and extensions of any such patents or patent applications; and (v) foreign counterparts or equivalents of any of the foregoing in any country or jurisdiction.

1.35         “Per-Click Revenue” means the per-use revenue actually received, earned or deferred, by CyberHeart from an end-user of a CyberHeart Product in consideration for each use of the CyberHeart Product by such end-user; less: sales taxes, duties and other governmental charges (including value added tax), but excluding what is commonly known as income taxes; provided that such amounts are charged separately on the invoice and paid by such end-user or representative or agent (including, without limitation, financing entities) of such end-user.

1.36         “Person” shall be broadly interpreted to include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

1.37         “Project Manager” has the meaning assigned to such term under Section 4.2.1.

1.38         “Reasonable Commercial Efforts”  means (i) with respect to the efforts to be expended by any Person—with respect to any objective—reasonable, diligent, good faith efforts to accomplish such objective as such Person would use or has used in the ordinary course of business to accomplish a similar objective under similar circumstances for its own business and (ii) with respect to the efforts to be expended by any Person with respect to research, development, manufacture, supply, installation, service, support, and commercialization of a product, efforts and resources normally used or which have been used by such Person with respect to a medical device product owned by such Person which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors. For clarity, the reasonableness of Accuray’s efforts in performing development, manufacture, and supply for CyberHeart shall be assessed under (i) and (ii) above as if Accuray was performing development for itself and its own product; and the CyberHeart Products shall be deemed to be of similar market potential and profitability as CyberKnife Systems for purposes of the foregoing.

1.39         “Regulatory Agency” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union (“EMEA”)), or other governmental entity with authority over the development, manufacture, use, marketing, sale, or pricing of any CyberHeart Product or CyberKnife System in any jurisdiction.

1.40         “Regulatory Approval” means the national or multinational approval necessary to market, use, or sell a new medical device product to the public at large in a particular country or multi-national group of countries including without limitation throughout the European Union.

1.41         “Regulatory Filing” means any application or notification required to be filed with a Regulatory Agency in order to gain Regulatory Approval in a country, including without limitation a premarket approval application or premarket notification filed under section 515 or section 510(k) of the U.S. Federal Food, Drug and Cosmetic Act, 21, U.S.C. §§ 360e, 360(k), respectively, as amended or its supranational equivalent.

1.42         “Specifications” means the characteristics, features, standards, and other requirements for each of the Deliverables provided hereunder as (i) set forth in each Statement of Work, (ii) required by Applicable Law, or (iii) otherwise agreed upon by the Parties in writing. For the avoidance of doubt, either Party may propose specifications to the other Party, but both Parties must agree to such specifications.

1.43         “Statement of Work” has the meaning assigned to such term under Section 3.1.

1.44         “Technology” means any and all technology, technical information, Confidential Information, software, works of authorship, know-how, inventions, processes, procedures, compositions, methods, formulae, protocols, techniques, designs, drawings, data, and other technical subject matter, documents, and materials.

1.45         “Term” has the meaning assigned to such term under Section 11.1.

2.             ACCURAY TECHNOLOGY DELIVERY AND GRANT OF RIGHTS AND LICENSE BACK.

2.1           Delivery.  Promptly following the Effective Date, Accuray shall deliver to CyberHeart, or otherwise provide sufficient access to meet its obligations or exercise its rights under this Agreement, the Accuray Technology set forth in Exhibit B in a format and location mutually agreed to by the Parties, such agreement not to be unreasonably withheld by either Party.  In addition to the foregoing, during the period beginning on the Effective Date and ending on the IP Cutoff Date, Accuray shall, as soon as practical after CyberHeart’s request, deliver or make available to CyberHeart any other Accuray Technology and Manufacturing Technology that is reasonably necessary or useful for development being conducted or work being performed by or on behalf of CyberHeart in the CyberHeart Field (but excluding Manufacturing Technology related to CyberKnife Components and other Manufacturing Technology).  The Parties agree that the Manufacturing Technology that is necessary or useful for the manufacture of CyberKnife Components and the Manufacturing Technology not reasonably necessary or useful for development being conducted or work being performed by or on behalf of CyberHeart shall be delivered, if at all, to CyberHeart solely pursuant to a Manufacturing and Supply Agreement between the Parties. For the avoidance of doubt, no Accuray Technology or Deliverable delivered by Accuray under this Agreement will include any source code of Accuray other than interface source code indicated below in Section 2.1.1.

2.1.1                Interface.   To the extent applicable pursuant to the Development Services or a Manufacturing and Supply Agreement, the Parties will use Reasonable Commercial Efforts to define and develop an interface between the CyberKnife System and the CyberHeart Module. Such interface will include applicable hardware and software to enable hardware and software communication and compatibility and integration between the CyberKnife System and CyberHeart Module, including as appropriate, Ethernet or other communication protocols. Accuray shall provide any interface source code or object code for the CyberKnife System to CyberHeart that is necessary to enable such integration.

2.2           Grant of Rights.

2.2.1                                                Subject to the terms and conditions of this Agreement, Accuray hereby grants to CyberHeart, under the Accuray Patents and Accuray Technology, an exclusive (including as to Accuray, except as otherwise set forth in this Agreement), worldwide, fully paid (except as expressly set forth in this Agreement), royalty-free (except as expressly set forth in this Agreement) right and license, without the right to authorize or grant sublicenses (except as set forth in Section 2.2.4), (i) to research, develop, have developed, use, sell, offer to sell, market, import, and otherwise exploit and commercialize (but not the right to manufacture or have manufactured except as set forth in Section 2.2.1(ii), below, and in the Manufacturing and Supply Agreement) CyberHeart Products solely in the CyberHeart Field; (ii) to make and have made all portions of a CyberHeart Product that are not a CyberKnife Component solely for use in the CyberHeart Field; and (iii) to disclose Accuray Technology (subject to obligations of confidentiality and non-use no less restrictive than those set forth in Article 14) in all cases solely to parties that are not Accuray Competitors, solely in connection with the grant of a sublicense under the foregoing rights pursuant to Section 2.2.4, or engaging contractors pursuant to Section

2.2.4.3, in connection with the exercise of the rights granted under this Section 2.2.1 and Section 2.2.2, or to consultants, advisors, investors, potential acquirers (excluding Accuray Competitors), public accountants, and regulatory authorities.  For clarity, the license granted to CyberHeart in this Section 2.2.1 and Section 2.2.2 shall not be construed to prohibit or restrict Accuray or its Affiliates in any manner from exploiting the Accuray Patents or Accuray Technology for any purposes in the Accuray Field.

2.2.2                Without limiting the rights and licenses granted to CyberHeart in Section 2.2.1, subject to the terms and conditions of this Agreement, Accuray hereby grants to CyberHeart, under the Accuray Technology, an exclusive right and license, without the right to authorize or grant sublicenses (except as set forth in Section 2.2.4), (i) to distribute, directly and indirectly, CyberHeart Products, and portions thereof, solely in the CyberHeart Field, (ii) to use, reproduce, produce derivative works  of, transmit, display, perform, and distribute the Accuray Technology (and derivative works thereof, including the New Software and CyberHeart Software) as necessary or useful to research, develop, use, sell, offer to sell, market, import, and otherwise exploit and commercialize (but not the right to manufacture or have manufactured except as set forth in Section 2.2.1(ii) and in the Manufacturing and Supply Agreement) CyberHeart Products solely in the CyberHeart Field (subject to obligations of confidentiality and non-use no less restrictive than those set forth in Article 14), and (iii) to distribute, reproduce, transmit, publicly display, and publicly perform, sales, marketing, and user documentation and materials, in each case solely for purposes in the CyberHeart Field.

2.2.3                Subject to the terms and conditions of this Agreement, Accuray hereby grants to CyberHeart an exclusive right and license under Accuray’s trademarks, without the right to authorize or grant sublicenses (except as set forth in Section 2.2.4), to distributors and marketing and advertising partners, to use the trademark “CyberHeart” to market, sell, and promote CyberHeart Products in the CyberHeart Field.  For the avoidance of doubt, Accuray and its Affiliates shall not oppose any government registration application by CyberHeart for the trademark “CyberHeart” outside the Accuray Field.

2.2.4                Sublicensing.

2.2.4.1         The licenses granted to CyberHeart in Section 2.2.1 and Section 2.2.2 include the right for CyberHeart to grant and authorize sublicenses only to final end-users who are not Accuray Competitors, without Accuray’s consent, to use only (but no other right other than use) the object code version of any software, firmware, and other code that is included in any CyberHeart Product (the “CyberHeart Software”) for use of the CyberHeart Software with the CyberHeart Product on commercially reasonable terms.  Such sublicense by CyberHeart shall contain prohibitions against reverse engineering of the CyberHeart Software and hardware that comprises a CyberHeart Product, subject to Applicable Law and obligations of confidentiality no less restrictive than those set forth in Article 14 and subject to terms that prohibit (and exclude rights for) use of the CyberHeart Product in the Accuray Field.

2.2.4.2         Except as set forth in Section 2.2.4.1, CyberHeart shall have the right to grant non-sublicenseable sublicenses (including, without limitation, subliceness of object code to non end-users) under Section 2.2.1 and Section 2.2.2 only upon prior written consent of Accuray, which consent shall not be unreasonably withheld, delayed, or conditioned; provided that in no event shall CyberHeart grant or authorize any sublicenses to any Accuray Competitor or to any party Accuray reasonably determines may become a competitor of Accuray in the future. Accuray agrees that it shall not withhold, delay, or condition any consent upon additional fees or payments (e.g., additional license fees or royalties) being provided.  CyberHeart shall provide Accuray a copy of each sublicense under this Section 2.2.4.2 not less than thirty (30) days prior to execution of such sublicense, each such sublicense shall require the sublicensee to agree in writing to be bound by terms and conditions materially as protective of Accuray as of the provisions of this Agreement, and all sublicenses under this Section 2.2.4.2 shall terminate upon termination or expiration of this Agreement except to the extent otherwise agreed by the Parties in writing. Notwithstanding this Section 2.2.4.2, above, but without limiting CyberHeart’s manufacture and have manufactured rights pursuant to Section 2.2, Section 6.1, or the Manufacturing and Supply Agreement, CyberHeart may grant sublicenses of the object code form of Accuray’s software without permission from, or review of the sublicense by, Accuray solely to contractors and may use contractors to develop hardware and software (without providing access to any source code form of any Accuray software), in each case provided that such use of contractors otherwise complies with Section 2.2.4.3.  If a third party to which a sublicense has been properly granted under this Section 2.2.4.2 becomes an Accuray Competitor after the granting of such sublicense, such sublicense shall terminate immediately at the time such third party becomes an Accuray Competitor.

2.2.4.3         Without granting to CyberHeart the right to manufacture or have manufactured CyberKnife Components, and subject to Section 2.2.4.2, CyberHeart has the right to use contractors to exercise its rights under this Agreement (including without limitation under Section 2.2.1 and 2.2.2), provided that the contractor is not an Accuray Competitor or potential Accuray Competitor, as reasonably determined by Accuray, and is bound by terms and conditions as protective of Accuray, Accuray’s Intellectual Property Rights, and Accuray’s Confidential Information, as the terms and conditions of this Agreement.  Notwithstanding the foregoing, CyberHeart shall not be required to obtain ownership of Accuray Improvements for Accuray from any contractors so long as (i) CyberHeart attempts in good faith to obtain such ownership; and (ii) if CyberHeart does not obtain ownership, then Accuray Improvements conceived or created by the contractor are licensed by such contractors to CyberHeart and deemed CyberHeart Technology licensed to Accuray under Section 2.2.6.

2.2.5                Development Services License.  Subject to the terms and conditions of this Agreement, CyberHeart hereby grants to Accuray a worldwide, non-exclusive, non-sublicenseable (without limiting Accuray’s rights to use subcontractors as set forth in Section 3.9), limited, internal right and license under CyberHeart’s Intellectual Property Rights to (i) perform the Development Services on behalf of CyberHeart during the Development Period as contemplated in this Agreement and in a mutually agreed Statement of Work that is then in effect; and (ii) to create the Deliverables in the performance of the Development Services during the Development Period as contemplated in this Agreement and such Statement of Work and to deliver such Deliverables to CyberHeart.  In no event shall Accuray use any of CyberHeart’s Confidential Information or other Intellectual Property Rights in connection with any engagement, services, or otherwise, of or for any third party or after the termination or expiration of the Development Period, except as expressly provided in Section 2.2.6 of this Agreement, or in the performance of Development Services for CyberHeart after the end of the Development Period as set forth in the relevant Statement of Work in connection with which such CyberHeart Confidential Information was furnished or disclosed.

2.2.6                License Back.

2.2.6.1         Subject to the terms and conditions of this Agreement, CyberHeart hereby grants to Accuray, under the CyberHeart Patents and CyberHeart Technology, an exclusive (even as to CyberHeart), worldwide right and license, without the right to grant or authorize sublicenses (except as set forth in Section 2.2.6.3 and Section 2.2.6.4), (i) to use, make, have made, sell, offer for sale, import, and otherwise exploit and commercialize CyberKnife Systems in the Accuray Field and (ii) to disclose (subject to obligations of confidentiality and non-use no less restrictive than those set forth in Article 14) the CyberHeart Technology solely in connection with the grant of a sublicense under the foregoing rights pursuant to Section 2.2.6.3 and 2.2.6.4, or engaging contractors, in connection with the exercise of the rights granted under this Section 2.2.6.1 and Section 2.2.6.2.  For clarity, the license granted to Accuray in this Section 2.2.6.1 and Section 2.2.6.2 shall not be construed to prohibit or restrict CyberHeart or its Affiliates in any manner from exploiting the CyberHeart Patents or CyberHeart Technology for any purposes outside the Accuray Field.

2.2.6.2         Without limiting the rights and licenses granted to Accuray in Section 2.2.6.1, subject to the terms and conditions of this Agreement, CyberHeart hereby grants to Accuray, under the CyberHeart Technology, an exclusive right and license, without the right to authorize or grant sublicenses (except as set forth in Section 2.2.6.3 and Section 2.2.6.4), (i) to distribute, directly and indirectly, CyberKnife Systems, and portions thereof, in the Accuray Field, (ii) to use, reproduce, produce derivative works of, transmit, display, perform, and distribute the CyberHeart Technology (and derivative works thereof, including without limitation the Accuray Software) as necessary or useful to research, develop, use, sell, offer to sell, market, import, and otherwise exploit and commercialize CyberKnife Systems solely in the Accuray Field (subject to obligations of confidentiality and non-use no less restrictive than those set forth in Article 14), and (iii) to distribute, reproduce, transmit, publicly display, and publicly perform, sales, marketing, and user documentation and materials for purposes in the Accuray Field.

2.2.6.3         The licenses granted to Accuray in Sections 2.2.6.1 and 2.2.6.2 include the right for Accuray to grant and authorize sublicenses only to final end-users, without CyberHeart’s consent, of the object code version of any software, firmware, and other code that is included in any CyberKnife System (the “CyberKnife Software”) for use of the CyberKnife Software with the CyberKnife System, on commercially reasonable terms.  Such license shall include prohibitions against reverse engineering of the CyberKnife Software, subject to Applicable Law.

2.2.6.4         Accuray shall have the right to grant and authorize sublicenses (including without limitation subliceness of object code to non end-users) of the rights granted to Accuray in this Section 2.2.6 only upon the prior written consent of CyberHeart, which consent shall not be unreasonably withheld, delayed, or conditioned.  CyberHeart agrees that it shall not withhold, delay, or condition any consent upon additional fees or payments (e.g., additional license fees or royalties) being provided. Each such sublicense shall require the sublicensee to agree in writing to be bound by terms and conditions materially as protective of CyberHeart as of the provisions of this Agreement, and no sublicense under this Section 2.2.6.4 shall terminate upon termination or expiration of this Agreement except to the extent otherwise agreed by the Parties in writing, such agreement not to be unreasonably withheld, delayed, or conditioned.

2.2.7        Retained Rights; No Other Rights.

2.2.7.1  Accuray expressly reserves and retains all right, title, and interest in, to, and under Accuray’s Intellectual Property Rights outside the CyberHeart Field and all rights of Accuray not expressly granted to CyberHeart by Accuray under this Agreement.  Similarly, CyberHeart expressly reserves and retains all right, title, and interest in, to, and under CyberHeart’s Intellectual Property Rights outside the Accuray Field and all rights of CyberHeart not expressly granted to Accuray by CyberHeart under this Agreement.  No other rights, licenses, or interest are granted by a Party to the other Party by implication, estoppel, or otherwise, under such Party’s Intellectual Property Rights other than as expressly granted by this Agreement.  CyberHeart agrees and acknowledges that it shall not exercise or practice any of Accuray’s Intellectual Property Rights to develop or commercialize any product in the Accuray Field.  For clarity, the licenses granted to CyberHeart under this Agreement shall not be construed to prohibit or restrict Accuray or its Affiliates in any manner from exploiting the Accuray Patents or Accuray Technology for any purposes outside the CyberHeart Field.

2.2.7.2  Additionally, Accuray retains:  (i) a non-exclusive right in the CyberHeart Field only (a) to perform the Development Services in accordance with Statement(s) of Work under this Agreement for the benefit of CyberHeart during the Development Period and (b) to manufacture and sell to CyberHeart components of CyberHeart Products that are not a CyberKnife Component, but only to the extent mutually agreed by the Parties in the Manufacturing and Supply Agreement entered into pursuant to Section 6.1 or otherwise agreed in a subsequent writing; and (ii) an exclusive right to manufacture and have manufactured (a) any CyberKnife Components that are sold by Accuray to CyberHeart under a Manufacturing and Supply Agreement, subject to CyberHeart’s backup rights to manufacture and have manufactured such CyberKnife Components which shall be granted to CyberHeart in the Manufacturing and Supply Agreement and (b) any components of CyberKnife Systems or Accuray Improvements in the Accuray Field, even if such components are also components of a CyberHeart Product.

2.2.8        Exclusivity.

2.2.8.1         If CyberHeart or its designee develops a CyberHeart Product that does not contain Accuray Technology and that is not covered by (for at least one of manufacture, use, or otherwise) Accuray Patents, but CyberHeart or its designee has commenced development of a CyberHeart Product that does contain Accuray Technology and/or is covered by Accuray Patents prior to such development, Accuray shall have the right to convert any exclusive license granted by Accuray to CyberHeart, or retained by CyberHeart in the CyberHeart Field, pursuant to this Agreement immediately to a co-exclusive (with Accuray) license.  Notwithstanding anything to the contrary, the terms of this Section 2.2.8.1 above shall not apply or be triggered based upon any CyberHeart Module that does not use Accuray Technology and is not covered by Accuray Patents, provided that such CyberHeart Module is used with CyberKnife Systems. Additionally, any conversion to a co-exclusive license pursuant to this Section 2.2.8.1 shall be subject to cure, and the dispute resolution mechanism, described in Section 11.2 in the same manner as a breach of this Agreement before such conversion takes effect.

2.2.8.2         If CyberHeart or its designee develops and/or markets a CyberHeart Product that does not contain Accuray Technology and is not covered by Accuray Patents, and does not develop or does not market a product that does contain Accuray Technology or is covered by Accuray Patents (for at least one of  manufacture, use, or otherwise), Accuray may terminate this Agreement pursuant to Section 11.3.2.  Notwithstanding anything to the contrary, the terms of this Section 2.2.8.2 above shall not apply or be triggered based upon any CyberHeart Module that does not use Accuray Technology and is not covered by Accuray Patents, provided that such CyberHeart Module is used with CyberKnife Systems or CyberHeart Systems that derive from  CyberKnife Systems and use Accuray Technology or are covered by Accuray Patents.

2.2.8.3         Notwithstanding anything to the contrary, CyberHeart shall have no right to enter into any agreement with Accuray Competitor (i) for any purpose in connection with the activities conducted under this Agreement during the Term or under any surviving provisions after the Term, (ii) for the research, development and/or commercialization of any CyberHeart Product at any time during the Term, and/or (iii) for the research, development and/or commercialization of any CyberHeart Product that was developed, or that derives from a CyberHeart Product that was developed, using Accuray Technology, for a period of two (2) years following the Term if this Agreement is terminated pursuant to (a) Section 11.2 for cause for any reason, (b) Section 11.3, or (c) Section 11.4.

2.2.8.4         Notwithstanding anything to the contrary, and provided Section 2.2.8.3(iii) applies following the Term, Accuray shall not sell, or enter into any agreement with a third party to sell, any stereotactic radiosurgery product in the CyberHeart Field for a period of one (1) year following the Term if this Agreement is terminated pursuant to (i) Section 11.2 for cause and Accuray’s licenses to CyberHeart do not survive such termination pursuant to Section 11.5.1.3 or (ii) Section 11.3.

3.             DEVELOPMENT.

3.1       Development Engagement.  It is the intent of the Parties that CyberHeart shall have sole discretion with respect to the development of CyberHeart Products.  Accordingly,

CyberHeart has the right to engage third party contractors to perform any and all development work in CyberHeart’s sole discretion; provided that CyberHeart has no right to engage Accuray Competitors for such purpose.  The Parties acknowledge that (i) it is in the interest of both Parties that the trade secrets of both Parties be protected from disclosure to third parties and (ii) that, in light of Accuray’s development of the CyberKnife System, Accuray is particularly qualified to develop some parts of the CyberHeart Module and CyberHeart System.  Consequently, Accuray agrees that it will provide Development Services to CyberHeart to the extent set forth in Section 3.2 and agreed by Accuray.  Subject to the terms and conditions of this Agreement, CyberHeart has the right, but not the obligation, to request Accuray to perform Development Services and, if Accuray agrees to such request, then Accuray shall: (a) perform the Development Services during the Development Period; and (b) provide Deliverables in accordance with Specifications, schedules, and milestones, in each case as set forth in a statement of work prepared by mutual agreement of the Parties (the “Statement of Work”).  For clarity, the term Statement of Work does not mean statements of work between CyberHeart and third parties.  A form of Statement of Work is set forth in Exhibit D.  Except for the restriction with respect to Accuray Competitors, nothing in this Agreement shall prevent CyberHeart from using any third party contractors to perform any development in its sole discretion.  Additionally, CyberHeart shall have no obligation to engage or use Accuray to perform any Development Services and Accuray shall have no obligation to agree to any request of CyberHeart to perform any Development Services, except as set forth in Section 2.1.1 and subject to Section 3.2.2.

3.2           Contemplated Development Services.

3.2.1           Initial Development.  The Parties agree that the initial Development Services shall commence upon written agreement by Accuray and CyberHeart to a Statement of Work that defines the Development Services to be performed by Accuray using Reasonable Commercial Efforts.  Each Statement of Work shall, to the extent requested by CyberHeart, provide for Deliverables (including without limitation by way of CyberHeart Improvements) as described therein.

3.2.2           Subsequent Development.  In addition to the initial Development Services contemplated in Section 3.2.1, Accuray agrees that it shall, to the extent reasonably requested by CyberHeart and agreed to by Accuray, provide subsequent Development Services during the Development Period under mutually agreed Statements of Work that shall enable CyberHeart to complete development of the CyberHeart Modules and CyberHeart Systems for applications in the CyberHeart Field. Accuray shall use Reasonable Commercial Efforts to accommodate CyberHeart’s requests during the Development Period for Development Services, including without limitation using Reasonable Commercial Efforts to accommodate any specifications and requirements requested by CyberHeart.

3.3           Statement of Work.  Each Statement of Work shall (i) be attached and deemed incorporated into this Agreement, (ii) have a unique title, and (iii) be consecutively numbered (Statement of Work D-1, D-2, D-3, etc.).  This Agreement may cover more than one Statement of Work at any one time, provided that each Statement of Work that has been signed by both Parties shall be deemed a separate engagement of Development Services from Accuray.  Each Statement of Work shall also specify the price, including without limitation number and type of FTEs, the term of Development Services to be performed thereunder, and schedule of or milestones required to be completed for payments.  Any payments that are specified in connection with a milestone shall become due and payable only if the milestone has been successfully completed by Accuray, unless clearly stated to the contrary in the applicable Statement of Work.  In the event of any conflict between this Agreement and a Statement of Work, the terms and conditions of this Agreement shall control in all respects.

3.4           Performance of Development Services.  Upon agreement to a Statement of Work, CyberHeart shall issue a purchase order to Accuray for the Development Services in accordance with the Statement of Work, which, subject to the terms and conditions of this Agreement, shall be deemed authorizations to commence the Development Services referenced in such Statement of Work.  Commencing upon issuance of such purchase order after Accuray has signed the Statement of Work, Accuray shall use Reasonable Commercial Efforts to perform and complete the Development Services, and deliver all Deliverables to CyberHeart, in a professional and workmanlike manner in accordance with each Statement of Work and Applicable Law, including without limitation using Reasonable Commercial Efforts to meet all timelines and Specifications.  Without limiting the foregoing, Accuray shall dedicate and utilize adequate manpower, and in particular a dedicated project team, in order to perform the Development Services in accordance with the Statements of Work in a timely manner, and all individuals performing the Development Services shall be reasonably qualified to perform the work assigned to them.  Accuray shall use Reasonable Commercial Efforts not to reallocate any individuals in a manner that is disruptive of the Development Services. Accuray shall reasonably solicit CyberHeart’s feedback regarding the Development Services, including without limitation with respect to all decisions that may significantly affect the progress or results.  Subject to compliance with the foregoing and the other terms of this Agreement, the manner and means by which Accuray chooses to complete its responsibilities in performing the Development Services are in Accuray’s sole discretion and control.  The Deliverables shall materially conform to the requirements set forth in the Statement of Work, including without limitation the Specifications, and Accuray shall notify CyberHeart in writing, concurrent with delivery of each Deliverable, of any non-compliance known to Accuray, its Affiliates, or contractors at such time.  Except for the particular Development Services requested under any purchase order, no terms or conditions in such purchase order, nor any of the terms of any acknowledgement or other document of Accuray, shall be deemed to vary any of the terms of this Agreement which shall control in all respects.  All such additional terms and conditions are hereby rejected and excluded.  All obligations based upon purchase orders for Development Services shall be solely under, and as expressly set forth in, this Agreement and the applicable Statement of Work.

3.5           Technical Assistance.  Until the later of completion and acceptance of all Deliverables under any Statement of Work and Accuray providing information, materials, and assistance that are sufficient to enable CyberHeart to reasonably understand, use, and otherwise exploit such Deliverables in CyberHeart Products in the CyberHeart Field, Accuray shall make reasonably available to CyberHeart during normal business hours, at CyberHeart’s request and without charge, ongoing technical assistance with respect to any Deliverable provided by Accuray to CyberHeart in connection with this Agreement.  After such time, Accuray shall not unreasonably refuse CyberHeart’s requests for additional technical assistance with respect thereto.

3.6           Acceptance of Deliverables.  Upon delivery of each Deliverable to CyberHeart, CyberHeart shall assess whether the Deliverables materially conform to the applicable part of the Specifications and the Statement of Work.  CyberHeart shall have a period of thirty (30) business days to accept or reject each Deliverable after delivery, or such longer period as is reasonable under the circumstances.  If written notice of rejection is not received by Accuray within such thirty (30) business days after delivery of the applicable Deliverable (or such longer time as is reasonable under the circumstances), the Deliverable shall be deemed accepted.  Notwithstanding the foregoing, if more time is needed to complete any reasonable evaluation and/or testing of the Deliverables (such as in the case of CyberHeart performing field trials and/or testing), and CyberHeart provides Accuray with notice during such thirty (30) business day period of the need for additional time, then such time period for acceptance or rejection shall be reasonably extended sufficient to allow completion of the desired evaluations and testing.  In the event that a Deliverable does not materially conform to the Specifications or Statement of Work (such nonconformance shall be referred to as “Deficiencies”), CyberHeart may reject the Deliverable and provide written notice to Accuray which notice shall provide a reasonable description of why CyberHeart believes that the Deliverable did not comply with the Specification or Statement of Work.  Accuray shall review such description within five (5) business days after receipt of such notice.  If Accuray disagrees with CyberHeart’s reason(s) for such rejection, the matter shall be submitted for resolution in accordance with the procedures set forth in Article 16.  If Accuray agrees with CyberHeart’s reason(s) for such rejection, Accuray shall, within twenty (20) business days after receiving each report regarding Deficiencies, or if the Parties agree in writing to a different time period, upon such time as has been agreed to by the Parties, correct the Deficiencies so that the Deliverable materially conforms to the applicable part of the Specifications or Statement of Work.  CyberHeart agrees to cooperate reasonably with Accuray in Accuray’s efforts to diagnose and correct any Deficiencies.  The procedure in this Section 3.6 shall be repeated with respect to a revised Deliverable to determine whether it is acceptable to CyberHeart, unless and until CyberHeart expressly indicates in its Deficiency notice that it is issuing final rejection of the revised Deliverable after rejecting the Deliverable on at least two (2) prior occasions or otherwise terminates the Development Services under the Statement of Work.  If CyberHeart issues a final rejection of the revised Deliverable pursuant to this Section 3.6, Accuray shall return any and all compensation previously paid by CyberHeart to Accuray for the nonconforming Deliverable(s) and for the applicable Statement of Work. Notwithstanding the above, Accuray shall not be required to return any payments for previously accepted Deliverables, or to the extent that the Statement of Work identifies separate payments for conforming components of rejected Deliverables, for such conforming components.

3.7           Changes.  CyberHeart shall have the right to propose changes (“Changes”) to any Statement of Work by submitting a change request (“Change Request”) to Accuray as described in this Section 3.7.  Each Change Request shall identify the relevant Statement of Work to which the Change applies.  Upon receipt of any Change Request, Accuray shall, within fifteen (15) days after its receipt thereof, deliver a written response setting forth the effect of any such Change to the relevant Statement of Work, including without limitation (i) the Fees payable by CyberHeart to undertake the Change, (ii) the time required to effect such Change, and (iii) any additional information reasonably requested by Accuray from CyberHeart to undertake such Change (“Change Request Response”).  Accuray shall use Reasonable Commercial Efforts to minimize any increase in Fees and the delay of any schedule based on any Change Request and shall only propose in good faith the effect of any Change on the agreed to schedule and Fees.  Upon receipt of Accuray’s Change Request Response, CyberHeart shall, at its sole option and in its sole discretion, either (a) accept such Change Request Response, in which case, the Parties shall amend the relevant Statement of Work accordingly; (b) provide Accuray with a revised Change Request (“Modified Change Request”) as a counteroffer to Accuray; or (c) opt not to effect the Change.  In the event CyberHeart delivers a Modified Change Request to Accuray, the Parties shall repeat the process set forth above until Accuray has accepted such Modified Change Request or CyberHeart opts not to undertake the relevant Change, but if no agreement between the Parties as to the Change has been reached, the proposed Change shall not be adopted.  Notwithstanding the foregoing, Accuray shall use Reasonable Commercial Efforts to accommodate the Changes requested by CyberHeart.

3.8           Development Term.  Accuray shall be responsible for completing any Development Services in accordance with this Agreement that are commenced during the Development Period unless such Development Services are terminated in accordance with the terms of this Agreement.  CyberHeart shall have the right to terminate the Development Services being provided under each Statement of Work at any time for any reason by providing notice of such termination to Accuray; provided that CyberHeart will pay Accuray for all work set forth in the Statement of Work that is completed in the course of such Development Services (i) to the extent payments have become due in accordance with the applicable Statement of Work, (ii) provided that the termination was not for Accuray’s breach, for the work that was performed, including, without limitation, for uncompleted Deliverables, and (iii) provided that the termination was not for Accuray’s breach, to cover a reasonable wind down of Development Services, taking into account Accuray’s cost to reallocate human and capital resources committed to Development Services.  No termination of Development Services shall be considered, or result in, a termination of this Agreement.

3.9           Affiliates and Subcontractors.  During the Term, Accuray shall have the right to perform its obligations with respect to Development Services hereunder through one or more of its Affiliates and independent contractors and similar third party developers (“Subcontractors”), subject to the following.  Any use of any Affiliates and Subcontractors by or under the authority of Accuray to perform Development Services or exercise the rights or licenses to Accuray shall be pursuant to a written agreement that is as protective of CyberHeart, its Intellectual Property Rights, and its rights and licenses under this Agreement, in all material respects as the terms of this Agreement, including without limitation Articles 2, 9, 13, 14, and 15, and Accuray shall use Reasonable Commercial Efforts to make CyberHeart a third party beneficiary of each such agreement concerning the Development Services with full power and authority to enforce its terms (“Sub-Agreement”).  Without limiting the generality of the foregoing, or any other obligation of Accuray under this Agreement, Accuray shall be responsible under this Agreement for the acts and omissions of Affiliates and Subcontractors pursuant to Sub-Agreements as if by Accuray.  In particular, in any circumstance where Accuray uses a Subcontractor to perform Development Services, both Accuray and such Subcontractor shall be responsible under this Agreement for performing the obligations of Accuray related to such Development Services, and Accuray shall be responsible under this Agreement for any failure of the Subcontractor to do so.  Accuray shall also use Reasonable Commercial Efforts to obtain ownership of all Technology and Intellectual Property Rights conceived, created, or used under each such Sub-Agreement and under all other agreements with contractors by or under authority of Accuray (including without limitation all Technology and Intellectual Property Rights embodied in any Deliverables, or the making or use thereof) sufficient for Accuray to grant the rights and licenses to CyberHeart under such Technology and Intellectual Property Rights of the scope contemplated in this Agreement (and sufficient to grant the backup manufacturing rights to be granted in the Manufacturing and Supply Agreement), including without limitation to exercise all such rights based upon and using the Deliverables.  To the extent that Accuray is unable to obtain such ownership, then it shall obtain sufficient rights for Accuray to grant to CyberHeart under all such Technology and Intellectual Property Rights the rights and licenses to CyberHeart of the scope contemplated in this Agreement.  To the extent applicable as set forth above, CyberHeart may, in its sole discretion, bring any action for the enforcement of, or claim under, this Agreement or Sub-Agreement, against either or both of Accuray or any Affiliate or Subcontractor.  Accuray shall be directly liable to CyberHeart for any act or omission of any Affiliate or Subcontractor that would give rise to a breach of this Agreement if by Accuray, and Accuray and any such Affiliate and Subcontractor shall be jointly and severally liable for any breach of any Sub-Agreement or any such breach of this Agreement and with respect to any liability of Accuray or any Affiliate or Subcontractor with respect thereto, solely to the extent of CyberHeart’s damages resulting from the breach.  Notwithstanding the foregoing, Accuray shall be under no obligation to renegotiate or amend any agreement entered into or effective prior to the Effective Date.  However, any such prior agreement under which Development Services are performed for CyberHeart must enable Accuray to grant the rights and licenses to CyberHeart of the scope contemplated in this Agreement under the Technology and Intellectual Property Rights developed pursuant to such Development Services.

3.10         Records.  Accuray shall keep reasonable records of all work conducted and results achieved in performing work under this Agreement, including without limitation all agreed upon documentation, procedures, processes, protocols, equipment and materials employed in conducting the work, and all inventions and Technology developed or used.  Additionally, if Development Services are being paid for on a time and/or materials basis, Accuray shall include in such records the time at which the work was conducted and the name of each individual conducting the work.  Accuray shall provide a copy of such records to CyberHeart upon reasonable request.

4.             MANAGEMENT.

4.1           Joint Steering Committee.

4.1.1                The Parties shall establish a Joint Steering Committee (“JSC”), which shall provide a forum for enabling and facilitating coordination of the Parties’ activities hereunder and have the additional responsibilities allocated to it in this Article 4.

4.1.2                Membership.  Each Party shall designate two (2) senior executives with appropriate expertise to serve as members of the JSC, who shall include the CyberHeart CEO and the Accuray CEO or an executive designated by the respective Party’s CEO.  Subject to the foregoing, each Party may replace its JSC representatives at any time upon written notice to the other Party.

4.1.3                Meetings.  The JSC shall hold meetings at times and locations as it elects to do so, but in no event shall such meetings be held less frequently than once every calendar quarter.

4.1.4                Decision Making.  Each Party’s designees on the JSC shall collectively have one (1) vote on all matters brought before the JSC and decisions by the JSC on all such matters shall be made only by a unanimous vote of the JSC.  Any disagreement between the designees of the Parties on the JSC as to matters brought before it shall be reasonably discussed within the JSC, provided that such discussions shall occur no later than thirty (30) days after either Party’s initial request and subject to the following.  If any dispute regarding the interpretation of or breach of a term or condition of this Agreement, or the reasonableness of any term or condition of a Manufacturing and Supply Agreement or of any term or condition of any Installation or Service Agreement (as defined in Section 6.2), (each, a “Contract Dispute”) has not been resolved by the JSC for any reason within thirty (30) days after either Party’s request, upon either Party’s good faith election, such Contract Disputes shall be subject to the dispute resolution provisions of Section 16.1 (only for attempted resolution by the CEOs or independent board members within the sixty (60) day period specified in Section 16.1) and Section 16.2.  Subject to any final arbitration decision concerning a Contract Dispute that has been issued pursuant to Section 16.2, all decisions of the JSC shall be for advisory purposes only and shall not be binding upon either Party, unless set forth in a writing that is signed by both Parties.  For clarity, subject to CyberHeart’s compliance with its obligations in Articles 5, 7, and 8, and subject to Section 6.1, the manner and means by which the CyberHeart Products are designed, developed, manufactured, and commercialized shall be in CyberHeart’s sole discretion and control, and CyberHeart shall have exclusive decision making authority with respect to all such design, development, manufacture, and commercialization.  For clarity, nothing in this Section 4.1.4 shall be construed as requiring arbitration of any topics other than Contract Disputes.  Nothing in this Agreement shall be construed to give Accuray, the JSC, or any arbitrator, decision making authority with respect to, and the consent and/or agreement of Accuray, the JSC, or any arbitrator shall not be required for, any research, development, design, marketing, pricing, commercialization, or other decisions related to CyberHeart Products.  Notwithstanding anything to the contrary, the JSC shall have no authority or power to amend or alter any of the terms and conditions of, or to amend or waive compliance with, this Agreement.

4.1.5                Meeting Agendas.  Each Party shall disclose to the other Party the proposed agenda items along with appropriate information at least three (3) business days in advance of each meeting of the JSC; provided that, under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.  The JSC shall consider and comment on all matters reasonably identified by either Party.  The JSC shall remain in effect after the end of the Development Period only to the extent desired by both Parties.

4.1.6                Responsibilities. In addition to establishing a forum for communication regarding the Development Services, while the JSC is in place, the JSC may, as requested by either Party hereto:

4.1.6.1              Review and comment on all proposed Statements of Work.

4.1.6.2              Review and comment on the conduct of the Development Services.

4.1.6.3              Review and comment on the performance of any Subcontractors performing any portion of the Development Services on behalf of CyberHeart.

4.1.6.4              Provide feedback to the Project Manager.

4.1.6.5              Review, evaluate, and comment on all reports required by this Agreement or the applicable Statement of Work pursuant to the Development Services.

4.1.6.6              Review and comment on the conduct and results of pre-clinical studies and clinical trials.

4.1.6.7              Review and comment on the Regulatory Filings by CyberHeart and Accuray.

4.2           Development Staffing.

4.2.1                Project Manager.  Except to the extent otherwise authorized or requested by CyberHeart, each Statement of Work shall identify, and Accuray shall dedicate, an employee of Accuray to act as the Development Services project manager (the “Project Manager”), who shall be sufficiently senior and experienced to properly manage the exchange of information and materials between the Parties and to properly manage and undertake the Development Services and deliver the applicable Deliverables.  For clarity, a single Project Manager may be responsible for more than one project to the extent reasonable based upon the time commitment required for each project.  CyberHeart shall fund such Project Manager only as expressly set forth in the applicable Statement of Work during the period in which the Development Services under the Statement of Work are being performed, and such Project

Manager shall report directly to the JSC and the CyberHeart Liaison.  Any and all communication from and to Accuray with respect to the Development Services shall be channeled through such Project Manager.  Unless otherwise agreed to by CyberHeart, each Project Manager shall be dedicated solely to the Development Services under the relevant Statement of Work.

4.2.2                Accuray Project Team.  Accuray shall provide sufficient resources, including without limitation FTEs, to use Reasonable Commercial Efforts to perform the Development Services and create the Deliverables as set forth in each Statement of Work.  Each member of Accuray’s personnel assigned to perform Development Services shall be the same level of experience and expertise that Accuray would assign to development of its own Technology of a similar nature and importance as the Deliverables under the relevant Statement of Work and in all cases properly trained and competent in their respective technical areas.

4.2.3                CyberHeart Representative.  Each Statement of Work shall identify one employee of CyberHeart to act as CyberHeart’s liaison with respect to the Development Services (“CyberHeart Liaison”).  The CyberHeart Liaison shall be sufficiently senior and experienced to undertake and participate in the Development Services.  Accuray shall use Reasonable Commercial Efforts to ensure that each Project Manager shall be staffed under each Statement of Work to work closely with the CyberHeart Liaison during the period that Development Services are performed.  Any and all communication from and to CyberHeart with respect to Development Services under each Statement of Work shall be channeled through the relevant CyberHeart Liaison.

4.3           Reports and Access.  Unless otherwise indicated on the applicable Statement of Work or agreed by CyberHeart, approximately once each week, the Project Manager shall arrange a meeting with the CyberHeart Liaison, either in person or by telephone, for a formal progress presentation, describing in detail the status of the Development Services, including without limitation results achieved, projections for time of completion, issues and difficulties that have arisen or are anticipated, steps necessary to return to the schedule in case of any delay, and discussion of possible resolution of any problems that have arisen.  Additionally, Accuray shall provide CyberHeart with written reports regarding the progress of the Development Services as reasonably requested by CyberHeart.  Without limiting the foregoing, Accuray shall notify CyberHeart as soon as possible of any issues that arise that may result in delay or inability to meet goals. Additionally, Accuray agrees that it shall make its technical personnel and consultants reasonably available to the employees and consultants of CyberHeart to discuss the Development Services work, and the results of such work, in detail and to provide reasonable information and feedback with respect to other development activities for CyberHeart Products, as reasonably requested by CyberHeart from time to time.

5.             CLINICAL TRIALS AND REGULATORY MATTERS.

5.1           Accuray Pre-Clinical Studies and Clinical Trials.  As between the Parties, Accuray shall be solely responsible, at its expense, for any and all pre-clinical studies and clinical trials, and have the exclusive right to communicate with Regulatory Agencies and seek and obtain Regulatory Approvals, with respect to CyberKnife Systems in the Accuray Field in any and all jurisdictions.  Accuray agrees that it shall keep CyberHeart reasonably informed regarding its pre-clinical studies and clinical trials of such CyberKnife Systems, and cooperate reasonably with CyberHeart in order to coordinate its studies and trials reasonably with that of CyberHeart.  Accuray also shall design and conduct pre-clinical studies and clinical trials for CyberKnife Systems reasonably considering feedback and information provided by CyberHeart.

5.2           CyberHeart Pre-Clinical Studies and Clinical Trials.

5.2.1        CyberHeart shall establish a committee, consisting either of three (3) or of five (5) advisors, which shall review CyberHeart’s clinical trial protocols and CyberHeart’s pre-clinical test results relating to CyberHeart Products, prior to CyberHeart commencing clinical trials for CyberHeart Products (the “Clinical Advisory Committee”).  The role of the Clinical Advisory Committee shall be to confirm to CyberHeart that it is not unreasonable for CyberHeart to move forward with clinical trials in light of CyberHeart’s clinical trial protocols and pre-clinical test results.  The Clinical Advisory Committee shall also review informed consent forms for all clinical trials of CyberHeart Products to confirm that such forms are reasonable.  The Clinical Advisory Committee shall make all such confirmation decisions by majority decision.  The Clinical Advisory Committee shall have no other authority or control.  CyberHeart shall be entitled to appoint all Clinical Advisory Committee members in its discretion, provided that the members are reputable and reasonable and Accuray shall have the right to disqualify without cause up to two (2) Clinical Advisory Committee members and challenge, in accordance with Article 16, the reasonableness of any additional Clinical Advisory Committee member designated by CyberHeart.

5.2.2        Subject to Section 5.2.1, CyberHeart shall be responsible, at its expense, for any and all pre-clinical studies and clinical trials, and have the exclusive right to communicate with Regulatory Agencies and seek and obtain Regulatory Approvals, with respect to CyberHeart Products in the CyberHeart Field in any and all jurisdictions.  CyberHeart agrees that it shall keep Accuray reasonably informed regarding its pre-clinical studies and clinical trials of such CyberHeart Products, and cooperate reasonably with Accuray in order to coordinate its studies and trials reasonably with that of Accuray.  CyberHeart also shall design and conduct pre-clinical studies and clinical trials for CyberHeart Products considering feedback and information provided by Accuray.  Accuray shall make reasonably available to CyberHeart, at no charge, one (1) CyberKnife System solely for use in conducting each such pre-clinical and clinical trials.  CyberHeart may enter into an agreement with an Accuray customer for pre-clinical or clinical studies, provided any activities between CyberHeart and such customer will not negatively impact any revenue of Accuray under its shared ownership or placement programs for its CyberKnife product.

5.3           Regulatory Matters.  CyberHeart shall have the exclusive right to prepare, file, prosecute, and maintain all Regulatory Filings necessary for commercialization of any CyberHeart Product.  Accuray shall have the exclusive right to prepare, file, prosecute, and maintain all Regulatory Filings necessary for commercialization of any CyberKnife System in the Accuray Field.  Each Party shall provide reasonable assistance to the other Party in such efforts, including without limitation, at no charge, allowing the other Party to reference such

Party’s own Regulatory Filings or incorporate sections of such Party’s Regulatory Filings with the other Party’s Regulatory Filings, provided, however, that each Party shall provide the other with copies of all correspondence with FDA and other Regulatory Agencies, in advance, where possible; provided, further, that each Party shall have the right to comment in a timely fashion on any Regulatory Filings where such Party’s own Regulatory Filings are referenced or incorporated with the other’s Regulatory Filings.

6.             MANUFACTURING, SUPPLY, AND COMMERCIALIZATION.

6.1           Manufacturing and Supply.

6.1.1                As of the Effective Date, the Parties shall execute the Manufacturing and Supply Agreement set forth in Exhibit E.  Any amendment of the Manufacturing and Supply Agreement will be upon both Parties mutual agreement and not subject to Dispute Resolution provisions under Article 16.

6.1.2                If CyberHeart desires to have a CyberHeart Product, CyberKnife Component, or other component of a CyberHeart Product (a “Requested Item(s)”) manufactured and supplied by Accuray, CyberHeart shall provide Accuray with notice of such desire, together with written proposed specifications (as such specifications will be defined in the Manufacturing and Supply Agreement) that are desired by CyberHeart for the Requested Items, which may include updates and modifications of CyberHeart Products currently being supplied by Accuray.  Accuray shall notify CyberHeart within thirty (30) days after receipt of such notice whether or not such specifications are acceptable and whether Accuray will supply such Requested Items to CyberHeart in accordance with the terms and conditions of the Manufacturing and Supply Agreement.  Upon Accuray notifying CyberHeart that it will supply such Requested Items, CyberHeart shall be entitled to provide Accuray with its first forecast for such Requested Items and the terms and conditions in the Manufacturing and Supply Agreement shall apply to require Accuray to supply such Requested Items to CyberHeart.  Provided that any specifications provided by CyberHeart to Accuray are reasonable, unless Accuray notifies CyberHeart that it will supply such Requested Items to CyberHeart within thirty (30) days after CyberHeart’s request, CyberHeart’s manufacture and have manufactured rights that are granted in Section 2.2.1 shall be deemed to extend to the Requested Item that was identified in CyberHeart’s notice and not otherwise already licensed to CyberHeart under Section 2.2.1, including without limitation modifications, enhancements, and updates thereof. For clarity, Accuray will have no right to manufacture any Requested Item for CyberHeart after manufacturing rights have been granted to CyberHeart pursuant to this Section 6.1.2.

6.2           Installation and Service.  The Parties shall cooperate on installation and conduct it pursuant to the terms and conditions in Exhibit F (the “Installation Agreement”).  The Parties shall cooperate on service of CyberHeart Producs and conduct it pursuant to the terms and conditions in Exhibit G (the “Service Agreement”).

6.3           Commercialization.  CyberHeart has the exclusive right (including as to Accuray) to market and commercialize CyberHeart Products. Commercialization of CyberHeart

products can be through per-use (per-click) revenue generated from CyberHeart Products that are not sold or from the outright sale of CyberHeart Products, provided that, in any given calendar year, CyberHeart shall not be permitted to sell a number of CyberHeart Systems or CyberHeart Modules greater than ten percent (10%) of the CyberHeart Systems or CyberHeart Modules, respectively, supplied to CyberHeart in such calendar year.

6.4           Revenue Share.

6.4.1        Per-Click Revenue: Within thirty (30) days after the end of each calendar quarter, CyberHeart shall pay to Accuray a percentage of Per-Click Revenue as follows:

6.4.1.1              *** of Per-Click Revenue from use of CyberHeart Modules.

6.4.1.2              *** Per-Click Revenue from use of CyberHeart Systems.

All Per-Click Revenue shall be collected in compliance with all federal fraud and abuse laws.

6.4.1.3              The royalty rates above in Sections 6.4.1.1 and Section 6.4.1.2 shall also apply to any other revenue received, earned, or deferred, by CyberHeart (including without limitation fees and other payments) from end-users, their representatives or agents (including, without limitation, financing entities) for CyberHeart Products that are delivered, but not sold, to end-users. Notwithstanding the above in this Section 6.4.1.3, no royalty will be due for any revenue that is unrelated to treatment of patients using a CyberHeart Product and that is not in lieu of revenue for any such treatment. For example, no royalties will be due for revenue received for consulting services concerning billing systems and treatment protocols, provided that any fees charged for such services are reasonable and customary for such services in the medical device industry.

6.4.2        Sales Revenue: CyberHeart shall pay to Accuray an amount equal to *** of gross revenues collected, received, earned, or deferred, by CyberHeart on sales of CyberHeart Products or buy-outs, whether full or partial (which are subject to Section 6.4.3 below), of CyberHeart Products subject to Per-Click Revenue arrangements.

6.4.3        Partial Sale: In such cases where a portion of less than one-hundred percent (100%) of a CyberHeart Product is sold, the above rates in Section 6.4.2 will apply as to the portion sold and the above rates in Section 6.4.1 will apply as to the portion subject to Per-Click Revenue.

6.5           Further to that specified in Section 2.2.7, the Parties agree and understand that this Agreement is intended to enable CyberHeart to sell CyberHeart Products solely for applications in the CyberHeart Field, and CyberHeart shall have no right under the licenses granted in this Agreement to sell, install, or service CyberKnife Systems or to sell, install, or service CyberHeart Products outside the CyberHeart Field.  In addition to other rights retained

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

by Accuray under this Agreement, Accuray shall retain the sole and exclusive right under its Intellectual Property Rights to market and sell, install, and service CyberKnife Systems.  Similarly, however, except as otherwise agreed by the Parties under this Agreement or in a separate writing, Accuray and its Affiliates shall not, and shall not license or otherwise authorize any other Person to, directly or indirectly, install, service, support, develop, market, promote, sell, import, or otherwise commercialize any stereotactic radiosurgery product that is used in the CyberHeart Field in any country, whether or not there are Accuray Patents or whether or not there is Accuray Technology in such country. Accuray shall include, and shall cause its Affiliates to include, such a covenant in all licenses and other authorizations by Accuray or its Affiliates under the Accuray Patents and/or Accuray Technology.  Additionally, except as otherwise agreed by the Parties under this Agreement or in a separate writing, CyberHeart and its Affiliates shall not, and shall not license or otherwise authorize any other Person to, directly or indirectly, install, service, support, develop, market, promote, sell, import, or otherwise commercialize in any country any CyberKnife System that is used in the Accuray Field.  CyberHeart shall include, and shall cause its Affiliates to include, such a covenant in all agreements granting licenses for CyberKnife Systems entered into by CyberHeart or its Affiliates.

6.6           Audit Rights.

6.6.1        Accuray Audits.  CyberHeart shall keep or cause to be kept such records, including, without limitation, those obtained pursuant to Section 6.6.2,  as are required to determine, in a manner consistent with Generally Accepted Accounting Principals (GAAP) and this Agreement, the sums due under this Agreement, including, but not limited to, Per-Click Revenue and sales of CyberHeart Products.  At the request (and expense) of Accuray, CyberHeart and its Affiliates and sublicensees shall permit an independent certified public accountant appointed by Accuray and reasonably acceptable to CyberHeart, at reasonable times and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) calendar years prior to the beginning of the calendar year in which such audit occurs, for records to be kept as provided in this Section 6.6.1 prior to Accuray’s request, the correctness or completeness of any report or payment made under this Agreement.  Results of any such examination shall be (a) limited to information relating to CyberHeart Products, (b) made available to both Parties, and (c) deemed the Confidential Information of CyberHeart subject to Article 14.  Accuray shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of Accuray of more than five percent (5%) of the amount of the original report, royalty or payment calculation.  In such case, CyberHeart shall bear the full cost of the performance of such audit.

6.6.2        CyberHeart Audits of Third Parties.  CyberHeart shall require each third party into which a CyberHeart Product is installed to keep or cause to be kept such records as are required to determine, in a manner consistent with GAAP, the sums due to CyberHeart under its agreements with such third party.  CyberHeart, or its designated independent certified public accountant, shall audit at least twenty percent (20%) of such third parties per calendar year during the Term, in order to examine those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) calendar years prior to the beginning of the calendar year in which such audit occurs, for records to be kept as provided in this Section 6.6.2, the correctness or completeness of any report or payment made by such third parties to CyberHeart.  As between the Parties, CyberHeart shall bear the full cost of the performance of any such audit.

7.             DILIGENCE.

7.1           CyberHeart shall use Reasonable Commercial Efforts to develop and file Regulatory Filings to obtain Regulatory Approval for at least one (1) CyberHeart Product for at least one (1) indication in the CyberHeart Field.

7.2           CyberHeart shall use Reasonable Commercial Efforts to achieve agreed commercialization milestones within the agreed period of time.  For clarity, CyberHeart shall not be considered to have failed to meet its diligence obligation under this Section 7.2 due to any failure to meet such milestones so long as CyberHeart has used Reasonable Commercial Efforts to meet the milestone.

7.3           Any failure of CyberHeart to use Reasonable Commercial Efforts to meet the diligence obligations under this Article 7 shall be a material breach of this Agreement by CyberHeart.  Notwithstanding anything to the contrary, CyberHeart shall be deemed to have used the Reasonable Commercial Efforts required in Sections 7.1 and 7.2 and 11.3.3, and to have met its diligence obligations under this Article 7 and 11.3.3, if the total aggregate costs, expenses, and other payments incurred by CyberHeart, its Affiliates, and sub-licensees (if authorized by Accuray) in connection with the research, development, filings, making, marketing, and other commercialization of CyberHeart Product(s) are at least (i) *** during the twelve (12) months after the Effective Date and (ii) an aggregate of *** from the Effective Date until twenty-four (24) months after the Effective Date.

7.4           CyberHeart shall use Reasonable Commercial Efforts to operate in good standing with local, state, and federal government agencies, including without limitation the FDA, and will not knowingly materially violate any local, state, or federal law or knowingly continue any such violation previously unknown that as a consequence of such violation, may harm the goodwill and reputation of Accuray.

8.             COMPENSATION AND PAYMENT TERMS.

8.1           Fees.

8.1.1                Development Services Fees.  In consideration of Accuray’s performance of the Development Services hereunder, CyberHeart shall pay to Accuray the amounts indicated, and at the times set forth, in each Statement of Work.

8.2           Payment.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

8.2.1                Development Services Fees.  For Development Services performed on a fixed price basis, Accuray may invoice CyberHeart upon acceptance by CyberHeart of the applicable milestone and Deliverables as indicated in the Statement of Work and Section 3.6.  If the Statement of Work indicates that Development Services are to be performed on a time and materials basis, Accuray shall invoice CyberHeart on a calendar monthly basis for time reasonably expended in performing the Development Services and materials expenses authorized in the Statement of Work, or otherwise authorized by CyberHeart in advance in writing, and actually incurred during the prior calendar month.  Under no circumstances shall CyberHeart be responsible for paying any amounts in excess of any budget set forth in a Statement of Work, and under no circumstances shall CyberHeart be responsible for reimbursing Accuray for any out of pocket costs or expenses except to the extent approved by CyberHeart in advance in writing and documented to CyberHeart’s reasonable satisfaction.  The rates charged to CyberHeart for Accuray’s time shall be equal to direct labor costs plus forty percent (40%). Notwithstanding the foregoing, all payments under this Section 8.2.1 that become due or payable prior to CyberHeart obtaining more than One Million U.S. dollars ($1,000,000) of investment financing shall be deferred until, and shall not be due or payable until thirty (30) days after such time as CyberHeart has completed investments totaling such amount.

8.3           Payment Terms.  All amounts paid hereunder shall be in U.S. dollars.  CyberHeart shall pay all Fees that have become due and payable hereunder within thirty (30) days of receipt of Accuray’s invoice in accordance with this Agreement.  If CyberHeart fails to make any payment required under this Agreement within thirty (30) days after the date on which such payment becomes due and payable, then Accuray may, at its option and sole discretion and in addition to any other remedies it may have at law or equity, assess a late fee in the amount equal to one percent (1%) of the unpaid balance for each month after payment is due until the invoice is paid in full, or if less, the maximum allowable by law.

8.4           Taxes.  In addition to the payment of Fees and other amounts described above, CyberHeart shall pay all taxes, including without limitation sales and use tax, but excluding any tax based upon the net income of Accuray, if imposed by any government as a result of payments made to Accuray under this Agreement.  CyberHeart may withhold from, and reduce the amount of, payment to Accuray under this Agreement for any taxes required to be withheld by CyberHeart under the applicable laws of the United States or any other country.  Such amount shall be paid to the appropriate taxing authorities, and CyberHeart shall provide Accuray with official receipts issued by said taxing authority or such other evidence as is reasonably available to establish that such taxes have been paid.  CyberHeart shall cooperate with Accuray and take all actions reasonably necessary, that do not result in any cost, expense, or detriment to CyberHeart, in order to secure any reasonably available reduction or elimination of withholding taxes pursuant to any income tax treaty between the United States and any other country.

8.5           CyberHeart Board of Directors Observation Right. As part of the consideration from CyberHeart to Accuray under this Agreement, CyberHeart shall provide reasonable board observation rights to an individual designated by Accuray to which CyberHeart has no reasonable objection. This Section 8.5 shall not survive any termination or expiration of this Agreement, notwithstanding anything to the contrary.

8.6           The Fees are Accuray’s sole remuneration for all rights and licenses granted, and services provided, under this Agreement.

9.             INTELLECTUAL PROPERTY OWNERSHIP.

9.1           Ownership.

9.1.1        Existing Rights. Except as specified otherwise in this Agreement, including without limitation any exclusivity in this Agreement, (i) each Party shall retain and own all right, title, and interest in and to all Intellectual Property Rights conceived or created solely by such Party, (ii) the Parties shall jointly own all right, title, and interest in and to all Intellectual Property Rights conceived or created jointly by the Parties, and neither Party shall have any duty to account or obtain the consent of the other Party in order to exploit or license such Intellectual Property Rights, and (iii) inventorship and authorship of any invention or work of authorship conceived or created by either Party, or jointly by the Parties, shall follow the rules of the U.S. Patent and Trademark Office and the laws of the United States (without reference to any conflict of law principles).

9.1.2        Accuray. Without assigning or otherwise transferring to Accuray any right, title, or interest in, to, or under any other Intellectual Property Rights or Technology, Accuray shall own all Accuray Improvements.  In connection with the foregoing, CyberHeart hereby assigns and agrees to assign, subject to Section 9.2, all of its right, title, and interest in and to any such Accuray Improvements and any Intellectual Property Rights related to Accuray Improvements, subject to the following.  Notwithstanding the foregoing, this Section 9.1.2 shall not require the assignment to Accuray of (i) any Patent claims that concern an invention that is not an Accuray Improvement or concern an invention that was conceived before the Effective Date or after the end of the Development Period; (ii) any other Patent right except to the extent that the Patent claims, and is entitled to (determined on a claim by claim basis), priority to a Patent that is owned by Accuray; and (iii) any non-Patent Intellectual Property Right except to the extent that such non-Patent Intellectual Property Right embodies an Accuray Improvement.

9.1.3        CyberHeart. Without assigning or otherwise transferring to Accuray any right, title, or interest in, to, or under any other Intellectual Property Rights or Technology, CyberHeart shall own all CyberHeart Improvements.  In connection with the foregoing, Accuray hereby assigns and agrees to assign, subject to Section 9.2, all of its right, title, and interest in and to any such CyberHeart Improvements and any Intellectual Property Rights related to CyberHeart Improvements, subject to the following.  This Section 9.1.3 shall not require the assignment to CyberHeart of (i) any Patent claims that concern an invention that is not a CyberHeart Improvement or concern an invention that was conceived before the Effective Date or after the end of the Development Period; (ii) any other Patent right except to the extent that the Patent claims, and is entitled to (determined on a claim by claim basis), priority to a Patent that is owned by CyberHeart; and (iii) any non-Patent Intellectual Property Rights except to the extent that such non-Patent Intellectual Property Right embodies a CyberHeart Improvement.  Additionally, CyberHeart will own, and Accuray Improvements shall exclude, any Improvements to the CyberHeart Module conceived or created by or on behalf of CyberHeart, and not by Accuray.

9.1.4        Further Assurances. Each Party (the “Assignor”) shall assist the other (the “Assignee”), or the Assignee’s designee, at the Assignee’s expense, reasonably to secure in any and all countries the Assignee’s rights in and to the Intellectual Property Rights that the Assignee is to own in accordance with this Section 9.1, including without limitation reasonable disclosure to the Assignee of information and data reasonably necessary to pursue Patent applications filed by the Assignor that are to be assigned to the Assignee in accordance with the foregoing, the execution of all applications, specifications, oaths, assignments, and all other instruments reasonably necessary in order to apply for and obtain such rights and in order to assign and convey to the Assignee, and its successors, assigns, and nominees, the sole and exclusive right, title, and interest therein and thereto to the extent contemplated in this Section 9.1.  The Assignor also agrees that its obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.  This Section 9.1.4 shall not be construed to require the disclosure of any Technology to the Assignee except to the extent it is included in a Patent filed by the Assignor that is to be assigned to the Assignee.

9.1.5        Attorney-in-Fact. The Assignor (as defined in Section 9.1.4) agrees that, if the Assignee (as defined in Section 9.1.4) is unable because of the Assignor’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure the Assignor’s signature for the purpose of applying for or pursuing any application for any U.S. or foreign Patent or copyright registrations covering any Intellectual Property Rights or Technology to be assigned to the Assignee under this Section 9.1, then the Assignor hereby irrevocably designates and appoints the Assignee and its duly authorized officers and agents as the Assignee’s agent and attorney-in-fact, to act for and on the Assignor’s behalf to execute and file any such applications and to do all other lawfully permitted acts that are reasonably necessary for the prosecution and issuance of Patent and copyright registrations to be owned by the Assignee under this Section 9.1 with the same legal force and effect as if executed by the Assignor.  The foregoing appointment shall be deemed coupled with an interest of the Assignee in and to the Intellectual Property Rights and Technology to be assigned to the Assignee under this Section 9.1.

9.2           Third Party Technology.

9.2.1        Unless mutually agreed to by the Parties through the JSC or otherwise in a separate signed writing, Accuray, its Affiliates, and its contractors shall not use any product, software, program materials, trade secrets, information, or other Technology in performing the Development Services or in any Deliverable in a manner that would require, for the exercise of any of CyberHeart’s rights pursuant to this Agreement using or based upon the Deliverables, a license that is not granted to CyberHeart in this Agreement (or in the case of Intellectual Property to the extent used to manufacture CyberKnife Components, in the Manufacturing and Supply Agreement), except to the extent such Technology has been expressly identified in the Statement of Work that has been agreed upon by the Parties in advance of the particular Development Services as Intellectual Property Rights for which a license will be needed.  Unless otherwise stated in the Statement of Work, Accuray shall be and remain fully responsible for obtaining all necessary rights and licenses to include such Technology in the Deliverables and to the extent necessary to authorize CyberHeart to exercise all of its rights and licenses of the scope set forth in this Agreement under the Intellectual Property Rights concerning such Technology incorporated or used in the Deliverables, or in the making or use of such Technology.  Unless otherwise agreed to by the Parties, CyberHeart shall not be obligated to pay, and Accuray shall be responsible for, any royalties and license fees in connection with such Technology and the terms of any license with any such party shall provide that CyberHeart shall not be responsible to Accuray or any third party for any breach by Accuray of such third party licenses.

9.2.2        Except as otherwise provided in Section 9.2.1, if a Party (the “Grantor”) is to grant a sublicense or other right to the other Party (the “Grantee”) under this Agreement or the Manufacturing and Supply Agreement under Intellectual Property Rights in-licensed by the Grantor from a non-Affiliate third party after the Effective Date that is subject to royalty or other payment obligations to such third party (“Third Party Technology”), then the grant of such rights to the Grantee under this Agreement shall be subject to the Grantee agreeing in writing to pay the Grantor (i) any and all royalties payable to the third party with respect to such Third Party Technology that become payable by reason of Grantee’s exercise of such rights hereunder and (ii) that portion of any upfront license fees, milestone payments and other similar (non-royalty) amounts reasonably allocated to the rights granted to the Grantee hereunder (taking into consideration the benefits of such rights under such Third Party Technology to each Party). Upon request of the Grantee, the Grantor shall disclose to the Grantee a true, complete, and correct written description of such payment obligations.  Any failure to agree upon an allocation shall be settled under Article 16.

9.3           The Parties intend that this Agreement, all work in the performance of the Development Services, and all other development of the CyberHeart Products shall qualify for the benefits of the Cooperative Research and Technology Enhancement Act (35 U.S.C. § 103(c)) (the “CREATE Act”).  Accordingly, to the extent mutually agreed and desired by the Parties, the Parties shall take such lawful and just acts that may be or become necessary for evidencing, maintaining, recording, and perfecting the benefits of the CREATE Act.

10.           PATENT PROSECUTION & ENFORCEMENT.

10.1         Patent Prosecution.  Except as otherwise expressly provided in this Section 10.1, each Party shall have the exclusive right to prepare, file, prosecute, and maintain Patents that are solely owned by such Party.  For purposes of this Section 10.1, Patents that are jointly owned by the Parties shall be filed, prosecuted, and maintained as if the Patent is either an Accuray Patent or a CyberHeart Patent, as agreed by the Parties.

10.1.1              Accuray Patents. Accuray shall, at its sole expense, diligently file, prosecute, and maintain the Accuray Patents, including without limitation Patents with claims covering any of the Deliverables, and including without limitation timely payment of all maintenance fees in connection with any issued Patents, that are part of or become part of the Accuray Patents, including without limitation using diligent efforts to obtain issuance of claims within such Accuray Patents that provide a reasonable scope of protection for CyberHeart in the CyberHeart Field or are reasonably necessary or useful for any future CyberHeart Products or other stereotactic radiosurgery devices in the CyberHeart Field.  Accuray shall reasonably take CyberHeart’s comments into account in filing and prosecuting the Accuray Patents that relate to the CyberHeart Field or any CyberHeart Product.  Accuray shall keep CyberHeart reasonably informed regarding the status, preparation, filing, prosecution, and maintenance of all such Accuray Patents (including without limitation inventions for which CyberHeart may desire to have a Patent application filed), and shall give CyberHeart a reasonable opportunity to provide comments on such preparation, filing, prosecution, and maintenance efforts that relate to the CyberHeart Field or any CyberHeart Product, to the extent desired by CyberHeart.  Notwithstanding the foregoing, Accuray shall have the right, in its reasonable discretion, to abandon any such Patent application and/or cease payment of maintenance fees on any such issued Patent; provided that Accuray has first advised CyberHeart in writing of such intention at least ninety (90) days prior to the intended abandonment or cessation date.  In such event, CyberHeart, at its sole expense, shall have the right to assume the prosecution of any such Patent application and may continue to pay to maintain such issued Patent, in each case, that is within the Accuray Patents and relates to the CyberHeart Field or any CyberHeart Product.

10.1.2              CyberHeart Patents.  CyberHeart shall, at its sole expense, have the right, but not the obligation, to file, prosecute, and maintain the CyberHeart Patents, including without limitation Patents with claims covering any of the CyberHeart Improvements, and to pay all maintenance fees in connection with any issued Patents that are part of or become part of the CyberHeart Patents including without limitation using diligent efforts to obtain issuance of claims within such CyberHeart Patents that provide a reasonable scope of protection for Accuray in the Accuray Field.  CyberHeart shall reasonably take Accuray’s comments into account in filing and prosecuting the CyberHeart Patents to the extent the CyberHeart Patent concerns CyberKnife Systems in the Accuray Field.  CyberHeart shall keep Accuray reasonably informed regarding the status, preparation, filing, prosecution and maintenance of all CyberHeart Patents (including without limitation CyberHeart Improvements for which Accuray may desire to have a Patent application filed) to the extent the CyberHeart Patent concerns CyberKnife Systems in the Accuray Field, and shall give Accuray a reasonable opportunity to provide comments on such preparation, filing, prosecution, and maintenance efforts for CyberHeart Patents, to the extent desired by Accuray.  Notwithstanding the foregoing, CyberHeart shall have the right, in its reasonable discretion, to abandon any such Patent applications and/or cease payment of maintenance fees on any such issued Patents; but only if CyberHeart has first advised Accuray in writing of such intention at least ninety (90) days prior to the intended abandonment or cessation date.  In such event, Accuray, at its sole expense, shall have the right to assume the prosecution of any such Patent application and/or may continue to pay to maintain such issued Patent in each case that is within the CyberHeart Patents and relates to the Accuray Field or any CyberKnife System.

10.1.3              Assistance.  Each Party agrees to (i) reasonably cooperate with the other Party in preparing, filing, prosecuting, and maintaining any Accuray Patents or CyberHeart Patents, as the case may be, and (ii) execute any documents as shall be necessary or desirable for such purpose.

10.2         Enforcement of Intellectual Property Rights.

10.2.1              Notification.  Each Party shall promptly notify the other Party in writing (and provide a reasonable description) of any suspected infringement by a third party of any Accuray Patent or CyberHeart Patent (a “Third-Party Infringement”).

10.2.2              Enforcement of Accuray Patents.

10.2.2.1            by Accuray.  Subject to Section 10.2.2.2, Accuray shall have the first right, but not the obligation, to file and pursue any suit or action for any Third-Party Infringement of the Accuray Patents, including without limitation in the CyberHeart Field, and Accuray shall not, absent CyberHeart’s prior written permission not to be withheld unreasonably, enter into any settlement or other arrangement that grants a license or freedom to operate (including without limitation by way of a covenant not to sue) to any third party under the Accuray Patents that would infringe upon or violate CyberHeart’s exclusivity under this Agreement or that otherwise is for any activities in or for the CyberHeart Field.  Accuray shall bear the reasonable expenses incurred by CyberHeart in providing assistance and cooperation pursuant to this Section 10.2.2.1 as requested by Accuray.  Unless Accuray and CyberHeart otherwise agree, any amount recovered in any such suit or action, whether by judgment or settlement, shall be paid to and retained by Accuray, unless the Third-Party Infringement was in the CyberHeart Field.  For Third-Party Infringements in the CyberHeart Field, Accuray shall be reimbursed out of Accuray’s own recovery Accuray’s reasonable expenses (including without limitation attorney’s fees) and for any payments made to CyberHeart for any reasonable expenses incurred by CyberHeart in providing any assistance and cooperation requested by and provided to Accuray in connection with such suit or action. Any remaining amount shall be allocated twenty percent (20%) to Accuray and eighty percent (80%) to CyberHeart.

10.2.2.2            by CyberHeart.  In the event Accuray (i) has not filed a suit or action to enforce the Accuray Patents with respect to a Third-Party Infringement of Accuray Patents in the CyberHeart Field within ninety (90) days of learning of such Third-Party Infringement, (ii) ceases to use Reasonable Commercial Efforts with respect to such suit or action, or (iii) provides written notice to CyberHeart of its refusal to file or pursue such suit or action, then, upon CyberHeart’s prior written notice, CyberHeart shall have the right, but not the obligation, to bring any appropriate suit or action to enforce any such Accuray Patents.  Notwithstanding the foregoing, CyberHeart shall not have such right even if Accuray does not file or pursue a suit or action under all patent claims that may be infringed, (i) if Accuray has filed during such ninety (90) day period, and continues to use Reasonable Commercial Efforts to pursue a suit or action to enforce the Accuray Patents, under some of such patent claims, that is reasonably anticipated by Accuray to terminate such Third-Party Infringement, or (ii) if Accuray reasonably determines filing a suit or action would materially harm its business. If CyberHeart undertakes such a suit or action, Accuray shall reasonably join as a party to such suit or action, take such other actions as are necessary for standing or to otherwise bring or pursue such action, and reasonably cooperate with CyberHeart, including without limitation executing all papers, causing its employees to testify when requested, making available relevant records, papers, information, samples, specimens, and the like, and performing such other acts as may be reasonably requested by CyberHeart.  CyberHeart shall bear the reasonable expenses incurred by Accuray in providing assistance and cooperation pursuant to this Section 10.2.2.2 as requested by CyberHeart.  Accuray may, at its expense, be represented by counsel of its choice.  Unless Accuray and CyberHeart otherwise agree, any amount recovered in such suit or action, whether by judgment or settlement, after deducting CyberHeart’s reasonable expenses (including without limitation any attorneys’ fees) and subject to payment to Accuray of any reasonable expenses incurred by Accuray in providing assistance and cooperation as requested by CyberHeart, shall be paid to or retained entirely by CyberHeart.  This Section 10.2.2.2 shall not give CyberHeart the right to enforce the Accuray Patents against any Third-Party Infringement outside the CyberHeart Field.

10.2.3              Enforcement of CyberHeart Patents.

10.2.3.1            by CyberHeart.  Subject to Section 10.2.3.2, CyberHeart shall have the first right, but not the obligation, to file and pursue any suit or action for any Third-Party Infringement of the CyberHeart Patents, including without limitation in the Accuray Field, and CyberHeart shall not, absent Accuray’s prior written permission, enter into any settlement or other arrangement which grants a license or freedom to operate (including without limitation by way of a covenant not to sue) to any third party under the CyberHeart Patents which would infringe upon or violate Accuray’s exclusivity under this Agreement or that otherwise is for any activities in or for the Accuray Field.   Unless Accuray and CyberHeart otherwise agree, any amount recovered in any such suit or action, whether by judgment or settlement, shall be paid to and retained by CyberHeart, unless the Third-Party Infringement was in the Accuray Field.  For Third-Party Infringements in the Accuray Field, CyberHeart shall be reimbursed out of CyberHeart’s own recovery CyberHeart’s reasonable expenses (including without limitation attorney’s fees) and for any payments made to Accuray for any reasonable expenses incurred by Accuray in providing any assistance and cooperation requested by and provided to CyberHeart in connection with such suit or action. Any remaining amount shall be allocated fifty percent (50%) to CyberHeart and fifty percent (50%) to Accuray.

10.2.3.2            by Accuray.  In the event CyberHeart (i) has not filed a suit or action with respect to a Third-Party Infringement of CyberHeart Patents in the Accuray Field within ninety (90) days of learning of such Third-Party Infringement, (ii) ceases to use diligent efforts with respect to such suit or action, or (iii) provides written notice to Accuray of its refusal to file or pursue such suit or action, then, upon Accuray’s prior written notice, Accuray shall have the right, but not the obligation, to bring any appropriate suit or action to enforce any such CyberHeart Patents. Notwithstanding the foregoing, Accuray shall not have such right even if CyberHeart does not file or pursue a suit or action under all patent claims that may be infringed, (i) if CyberHeart has filed during such ninety (90) day period, and continues to use Reasonable Commercial Efforts to pursue a suit or action to enforce the CyberHeart Patents, under some of such patent claims, that is reasonably anticipated by CyberHeart to terminate such

Third-Party Infringement, or (ii) if CyberHeart reasonably determines filing a suit or action would materially harm its business. If Accuray undertakes such a suit or action, CyberHeart shall reasonably join as a party to such suit or action, take such other actions as are necessary for standing or to otherwise bring or pursue such action, and CyberHeart shall reasonably cooperate with Accuray, including without limitation executing all papers, causing its employees to testify when requested, making available relevant records, papers, information, samples, specimens, and the like, and performing such other acts as may be reasonably requested by Accuray.  Accuray shall bear the reasonable expenses incurred by CyberHeart in providing assistance and cooperation pursuant to this Section 10.2.3.2 as requested by Accuray.  CyberHeart may, at its expense, be represented by counsel of its choice.  Unless Accuray and CyberHeart otherwise agree, any amount recovered in such suit or action, whether by judgment or settlement, after deducting Accuray’s reasonable expenses (including without limitation any attorneys’ fees) and subject to payment to CyberHeart of any reasonable expenses incurred by CyberHeart in providing assistance and cooperation as requested by Accuray, shall be paid to or retained entirely by Accuray.  This Section 10.2.3.2 shall not give Accuray the right to enforce any CyberHeart Patent against any Third-Party Infringement in the CyberHeart Field.

11.           TERM AND TERMINATION.

11.1         Term.  This Agreement shall become effective on the Effective Date and shall remain in effect until the last to expire of the Accuray Patents unless earlier terminated in accordance with Section 11.2, Section 11.3, or Section 11.4 (the “Term”). This Agreement shall not be terminated, except in accordance with Section 11.2, Section 11.3, or Section 11.4.

11.2         Termination for Cause.  In the event of a material breach of this Agreement, the non-breaching Party shall be entitled to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within ninety (90) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach.  However, if the Party alleged to be in breach of this Agreement disputes such breach and submits such dispute for dispute resolution pursuant to Article 16 within such ninety (90) day period, the non-breaching Party shall not have the right to terminate this Agreement unless the dispute resolution provisions of Article 16 result in a determination that this Agreement was materially breached by the other Party, and the breaching Party fails to cure such breach within ninety (90) days after such determination.

11.3         Accuray’s Right to Terminate.  All terminations under this Section 11.3 shall be subject to dispute resolution prior to termination in the same manner as terminations for breach, as set forth in the last sentence of Section 11.2.

11.3.1      For CyberHeart’s Failure to Receive Funding.  Accuray shall have the right to terminate this Agreement upon ninety (90) days’ prior written notice in the event CyberHeart has not received a total of *** in financing by the second (2nd) anniversary of the Effective Date.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

11.3.2      For CyberHeart’s Failure to Include Accuray Technology in CyberHeart Products.  Accuray shall have the right to terminate this Agreement immediately if CyberHeart or its designee as described in Section 2.2.8.2,  (A) develops and/or markets a  CyberHeart Product that does not contain Accuray Technology and that is not covered by an Accuray Patent or (B) does not develop and does not market a product that (i) does contain Accuray Technology, (ii) is covered by an Accuray Patent (iii) is for use with a CyberKnife System, or (iv) is for use with a CyberHeart System that derives from a CyberKnife System and uses Accuray Technology or is covered by an Accuray Patent.

11.3.3      For CyberHeart’s Failure to use Reasonable Commercial Efforts to Develop and Sell CyberHeart Products.  If CyberHeart (including, for clarity, any successor or assignee of CyberHeart in connection with a Change of Control) fails to use Reasonable Commercial Efforts to develop and/or sell CyberHeart Products that (i) incorporate Accuray Technology, (ii) are covered by Accuray Patents or (iii) are for use with CyberKnife Systems, Accuray may terminate this Agreement upon sixty (60) days’ prior written notice.

11.4         Termination for Convenience by CyberHeart. CyberHeart shall have the right to terminate this Agreement, in whole or in part, for convenience upon thirty (30) days’ prior written notice to Accuray.

11.5         Effect of Termination or Expiration.

11.5.1              Generally. In the event of termination of this Agreement by either Party pursuant to Section 11.2, Section 11.3, or Section 11.4 or expiration of this Agreement pursuant to Section 11.1, all rights and licenses granted by one Party to the other pursuant to Article 2, shall continue in full force and effect, provided that:

11.5.1.1            no rights or licenses to CyberHeart shall survive, or have further force or effect, if the Agreement is terminated by CyberHeart under Section 11.4;

11.5.1.2            no rights or licenses to CyberHeart shall survive, or have further force or effect, if the Agreement is terminated by Accuray under Section 11.3;

11.5.1.3            no rights or licenses to CyberHeart shall survive, or have further force or effect, if the Agreement is terminated by Accuray (A) under Section 11.2 due to CyberHeart’s (i) material and negligent or willful breach of any provision in Article 2, (ii) breach for failure to meet its diligence obligations under Article 7, (iii) negligent or willful breach of its obligations under Section 9.1.2, (iv) material and negligent or willful breach of it obligations under Article 14, (v) material breach of its obligations under Section 15.3, (vi) breach of its obligations under Section 17.2, , or (vii) for breach of Section 11.7 if CyberHeart commences discussions through the exchange of Confidential Information with an Accuray Competitor or enters into a Change of Control transaction with an Accuray Competitor or (B) for cause under the Manufacturing and Supply Agreement. Notwithstanding the foregoing, with respect to termination for any non-willful breach of any of Articles 2 and 14, Sections 9.1.2 and 17.2, or the Manufacturing and Supply Agreement, this Section 11.5.1.3 shall only apply if

Accuray has no adequate and reasonable remedy in the absence of termination of this Agreement.

11.5.1.4            subject to Section 11.5.1.3, if the Agreement is terminated by Accuray, CyberHeart’s licenses under Article 2, to the extent any such rights survive,  shall not include any license to any Accuray Technology (or any Intellectual Property Rights) that are conceived or created by Accuray after the effective date of such termination.

11.5.1.5            if the Agreement is terminated by CyberHeart pursuant to Section 11.2, Accuray’s rights and licenses under this Agreement shall not include any right or license to any CyberHeart Technology (or any Intellectual Property Rights) that are conceived or created after the effective date of termination; and, for any material breach that is due to Accuray’s negligent or willful conduct, and for which CyberHeart has no other adequate and reasonable remedy, Accuray’s license in Section 2.2.6 shall terminate in its entirety.

11.5.1.6            Notwithstanding the foregoing, all of CyberHeart’s rights, licenses, and exclusivity in this Agreement shall survive with respect to all Accuray Improvements, and Intellectual Property Rights that CyberHeart has agreed to assign to Accuray pursuant to Section 9.1.2, regardless of the reason for termination or expiration.

11.5.1.7            In addition, each Party shall be entitled to retain, and shall be deemed to have a right and license to continue to use and disclose in accordance with this Agreement, to the same extent then existing, any Confidential Information of the other Party disclosed during the Term to the extent such Party’s rights and licenses under the Accuray Technology (in the case of rights and licenses to CyberHeart) or under the CyberHeart Technology (in the case of rights and licenses to Accuray) survive. Upon each Party’s decision to terminate use and disclosure of such Confidential Information of the other Party, such Party shall return, or at the instruction of the disclosing Party, destroy, the disclosing Party’s retained Confidential Information.

11.5.1.8            For avoidance of doubt, no termination or expiration of this Agreement shall be deemed to terminate or otherwise extinguish any rights of any customers of a CyberKnife System under their then current contracts for use of such CyberKnife System, and no termination or expiration of this Agreement shall terminate or otherwise affect or extinguish the rights or licenses of any customer for any CyberHeart Products.  If a customer of a CyberHeart Product materially breaches its user agreement with CyberHeart, or any agreement with Accuray related to such CyberHeart Product, through no fault of CyberHeart, whether by inducement or otherwise, then any licenses to CyberHeart under this Agreement shall not be extinguished due to such customer breach.

11.5.1.9            No termination by any Party or the expiration of this Agreement shall relieve either Party of any liability accrued hereunder prior to its termination.

11.5.2              Development Services.  Unless otherwise instructed by CyberHeart, upon the termination of this Agreement or any relevant Statement of Work, Accuray shall:

11.5.2.1            immediately cease all performance of the terminated Development Services and furnish to CyberHeart all Deliverables and work in progress; and

11.5.2.2            within thirty (30) days, provide to CyberHeart a full accounting itemizing all Development Services performed prior to termination, for which Accuray has not yet received payment and is entitled to receive payment.

11.5.2.3            In the event CyberHeart instructs Accuray to continue to perform any Development Services pursuant to any outstanding purchase order under any Statement of Work, all relevant provisions applicable to such performance shall continue to survive as necessary for Accuray to fulfill such obligations.

11.5.3              Termination Pursuant to Section 11.4.  If CyberHeart terminates this Agreement pursuant to Section 11.4, CyberHeart shall compensate Accuray for all costs incurred to wind down any ongoing activities (including without limitation any Development Services or manufacturing, installation, or maintenance services) being performed by Accuray as of the effective date of such termination and reasonably incurred by Accuray thereafter, and CyberHeart shall have no right to enter into agreements or arrangements with Accuray Competitors for a period of two (2) years following such termination.

11.6         Survival.  The following provisions shall survive any termination or expiration of this Agreement:  (i) Articles 1, 5 (only with respect to activities occurring or commenced during the Term), 8 (solely for amounts owed during the Term but not paid), 9, 10 (but only to the extent rights and licenses under Article 2 survive pursuant to Section 11.5), 12, 13, 14, 16, and 17, (ii) Sections 2.2.7.1 (if any of CyberHeart’s licenses under Article 2 survive pursuant to Section 11.5), 3.5 (but only upon termination by CyberHeart under Section 11.2), 3.9 (for contractors used in the exercise of any of Accuray’s surviving rights), 3.10 (for a period of five years after termination or expiration, or such longer period as such records are required for a government filing), 4.3 (for a final report); 6.1, 6.2 and 6.4 (but, as to Sections 6.1, 6.2, and 6.4, only if any of CyberHeart’s license rights under Article 2 survive pursuant to Section 11.5, other than any rights that survive under Section 11.5.1.6), 6.5 and 6.6 (if any of CyberHeart’s licenses under Article 2 survive pursuant to Section 11.5, other than any rights that survive under Section 11.5.1.6), 11.5, 11.6, 15.1 (but only to the extent licenses under Article 2 survive pursuant to Section 11.5), 15.2, 15.3, 15.4, 15.5, and 15.6 (but only to the extent CyberHeart’s licenses under Article 2 survive pursuant to Section 11.5) and (iii) the Manufacturing and Supply Agreement (but only to the extent CyberHeart’s licenses under Article 2 survive pursuant to Section 11.5). For the avoidance of doubt, in any case where the only surviving rights of CyberHeart under this Agreement are those set forth in Section 11.5.1.6, the Manufacturing and Supply Agreement will terminate in its entirety. Except as set forth in Section 11.5 and 11.6, all other terms and conditions of this Agreement shall terminate and have no further force or effect, upon any termination or expiration of this Agreement.

11.7         Change of Control.   In the event of a proposed Change of Control of CyberHeart, whether initiated by CyberHeart or a third party, CyberHeart shall notify Accuray that CyberHeart is considering a Change of Control at any time prior to closing of the Change of Control. Notwithstanding the above or anything else in this Agreement, CyberHeart shall not commence (defined as the exchange of Confidential Information) or enter into any Change of Control transaction with any Accuray Competitor.

12.           BANKRUPTCY.

12.1         Bankruptcy.  All rights and licenses granted to each Party pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the U.S. Code (the “Bankruptcy Code”), licenses to rights of “intellectual property” as such term is used thereunder.  Notwithstanding any provision contained herein to the contrary, if either Party is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of such Party, or such Party as a debtor in possession, rightfully elects to reject this Agreement, the other may, pursuant to Sections 365(n)(1) and (2) of the Bankruptcy Code, retain any and all of their respective rights hereunder, to the maximum extent permitted by law, subject to making the payments specified herein, if any.

13.           LIMITATION OF LIABILITY.

13.1         EXCEPT FOR EITHER PARTY’S BREACH OF THE REPRESENTATIONS AND WARRANTIES UNDER SECTION 15.1, BREACH OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THIS ARTICLE 13, NOTHING IN THIS AGREEMENT SHALL EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY APPLICABLE LAW.

14.           CONFIDENTIALITY.

14.1         Confidential Information.  “Confidential Information” shall mean any trade secrets, confidential data or other confidential information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), which (i) if disclosed in writing, is marked “Confidential,” “Proprietary,” or in some other manner to indicate its confidential nature, (ii) if disclosed orally, is designated as confidential at the time of disclosure and confirmed in writing as confidential within thirty (30) days after its oral disclosure, which confirmation is marked in a manner to indicate its confidential nature and delivered to the Receiving Party within such thirty (30) day period, or (iii) given the contents thereof or circumstances surrounding its disclosure, would reasonably be considered by an objective third party to be the other Party’s Confidential Information.

14.2         Exclusions.  Notwithstanding the foregoing, Confidential Information shall not include any information which the Receiving Party can establish (i) was publicly known or made available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known or made available after disclosure to the Receiving Party through no action or inaction of the Receiving Party; (iii) is in the possession of the Receiving Party, without confidentiality restrictions, at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) disclosed to the Receiving Party without restriction by a third party who had a right to disclose and was not under an obligation of confidence to the Disclosing Party; or (v) is independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

14.3         Non-Use and Non-Disclosure.  Each Party agrees to use the Confidential Information of the other Party solely for the purposes of exercising its rights or performing its obligations under this Agreement.  Each Party further agrees not to disclose any Confidential Information of the other Party to any third parties other than those third parties who are bound, prior to receiving any Confidential Information, by confidentiality obligations at least as protective as those in this Agreement.

14.4         Maintenance of Confidentiality.  Each Party agrees that it shall take reasonable measures to protect the secrecy of and avoid unauthorized disclosure and unauthorized use of the Confidential Information of the other Party.  Without limiting the foregoing, each Party shall take at least those measures that such Party takes to protect its own confidential information of a similar nature, but in no event less than reasonable measures.  Each Party shall reproduce the other Party’s proprietary rights notices on all copies, in the same manner in which such notices were set forth in or on the original.  Each Party shall immediately notify the other Party in the event of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party.

14.5         Non-Disclosure of Terms.  Each Party agrees not to disclose to any third party the terms of this Agreement (including without limitation all Exhibits) without the prior written consent of the other Party, except to such Party’s attorneys, advisors, investors, potential investors, and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or in connection with financing activities, securities filings, mergers, acquisitions, or the like.

14.6         Permitted Disclosures.  Nothing in this Agreement shall be deemed to prohibit the Receiving Party from disclosing any Confidential Information to the extent (i) required by law or (ii) pursuant to the written consent of the Disclosing Party; provided, however, that in the event of such requirement, prior to disclosing any Confidential Information, the Receiving Party shall notify the Disclosing Party of the scope and source of such legal requirement and shall, to the extent reasonably possible, give the Disclosing Party the opportunity to challenge the need to disclose and/or limit the scope of disclosed information.

15.           REPRESENTATIONS, WARRANTIES, INDEMNIFICATION, AND INSURANCE.

15.1         Representations and Warranties.

15.1.1              General.  Each Party hereby represents and warrants that it has the full right and authority to enter into this Agreement; that the consummation of the transactions contemplated hereunder do not violate or breach the terms of any other agreement with any third party; and it has not previously made, and during the Term shall not make, any commitment or grant or authorization of rights which are in conflict in any material way with the rights, licenses, or exclusivity granted to the other Party herein.

15.1.2              Intellectual Property Rights.  Accuray hereby represents and warrants that (i) it is the sole and exclusive owner of the Technology set forth in Exhibit B and the Patents set forth in Exhibit B, and has the right with respect thereto to grant the exclusivity, rights, and licenses thereto to CyberHeart as set forth herein; (ii) it has not received any written notice from any third party that the CyberKnife System, component thereof, or method of making or manufacturing any of the foregoing infringes or misappropriates the rights of any third party; (iii) it is not aware of any facts or circumstances providing the basis for any third party making any offer or delivering any infringement notice under (ii), above; (iv) upon execution of this Agreement by both Parties, to its actual knowledge, the rights and licenses granted by Accuray to CyberHeart in this Agreement shall be fully valid and enforceable in accordance with their terms, including without limitation with respect to the Intellectual Property Rights listed in Exhibit B; (v) it shall not deliver any Technology to CyberHeart under this Agreement unless, to its actual knowledge, it has the right and license to authorize CyberHeart to exercise its rights and licenses using such Technology; and (vi) it is not aware of any Patents that are necessary or useful for CyberHeart Products or CyberKnife Components in the CyberHeart Field that are owned by Accuray, its Affiliates, other licensees, or contractors, that are not licensed to CyberHeart as Accuray Patents under this Agreement.

15.2         Accuray Indemnification.

15.2.1              Scope.  Accuray shall:  (i) at its sole option and expense, defend CyberHeart, its Affiliates, and their respective agents, employees, and officers (each, a “CyberHeart Indemnitee”) against, or settle, any suit, complaint, demand, or action by a third party against any CyberHeart Indemnitee arising out of (a) a claim by a third party that (1) the Development Services performed by Accuray, (2) the use, disclosure or other exploitation by or under authority of either Party of the Deliverables or Technology delivered by Accuray hereunder (including without limitation as part of any CyberHeart Product), or (3) any use, disclosure or exploitation of any CyberHeart Patents or CyberHeart Technology, by Accuray or any party receiving rights thereunder directly or indirectly from Accuray, other than as necessary to perform the Development Services on behalf of CyberHeart in accordance with a Statement of Work then in effect, violate, infringe, or otherwise misappropriate the Intellectual Property Rights of a third party (each of (a)(1)–(3), an “Accuray Infringement Claim”), (b) any breach of its representations and warranties under Section 15.1 or under the Manufacture and Supply Agreement, (c) the acts or omissions of any Affiliate or Subcontractor used to exercise Accuray’s rights or fulfill its obligations hereunder or under the Manufacturing and Supply

Agreement or any negligent or reckless acts or omissions, or willful misconduct, of Accuray or its Affiliates, or (d) any disclosure, use or exploitation of any CyberHeart Technology or CyberHeart Patents by Accuray or any party receiving rights or access thereto directly or indirectly (only to the extent authorized in writing) from Accuray, other than as necessary to perform the Development Services on behalf of CyberHeart under this Agreement in accordance with a Statement of Work then in effect (other than Infringement Claims) ((b), (c), and (d) referred to as an “Accuray General Claim,” and, together with an Accuray Infringement Claim, each an “Accuray Claim”) and (ii) indemnify each CyberHeart Indemnitee against any and all damages, cost, expenses, losses, and liabilities, including without limitation reasonable attorneys’ fees, which are awarded in connection with, or which are included in any settlement amounts of, any such Accuray Claim; provided, however, that Accuray indemnification obligations shall not apply to the extent that (1) such Accuray Claim arises out of any breach by CyberHeart of any of its representations, warranties, or covenants in this Agreement, or (2) such Accuray Claim arises out of the negligence, recklessness or willful misconduct of CyberHeart or its Affiliate.

15.2.2              Requirements.  Accuray’s indemnity obligations above shall be relieved to the extent that CyberHeart fails to (i) give Accuray written notice thereof and such failure prejudices Accuray’s ability to defend the Accuray Claim or (ii) provide Accuray, at Accuray’s expense, with necessary information, cooperation, and assistance in connection with such Accuray Claim.  CyberHeart shall have the right to participate, at its option and at its own expense, in any such Accuray Claim.  No settlement of an Accuray Infringement Claim that involves a remedy other than payment of money by Accuray shall be agreed to and entered into without the consent of CyberHeart, whose consent shall not be unreasonably withheld or delayed.  Accuray shall not be responsible under this Section 15.2 for any cost, expenses, or settlements incurred without Accuray’s prior written consent, such consent not to be unreasonably withheld or delayed.

15.2.3              Remedies.  Without limiting the indemnification obligation set forth in Section 15.2.1, if it is determined, or if Accuray reasonably believes, that the Deliverables or any Accuray Technology, or any portion thereof, infringes any third party Intellectual Property Rights, then Accuray shall, at its option and expense:  (i) procure for CyberHeart the right to continue using such Deliverable or Accuray Technology, or portion thereof, in accordance with this Agreement; (ii) replace the relevant Deliverable or Accuray Technology or portion thereof with a substantially similar non-infringing alternative; or (iii) modify such Deliverable or Accuray Technology with an at least functionally equivalent modification so that CyberHeart’s use becomes non-infringing.

15.2.4              Exclusions.  Except for Accuray Claims arising out of the use, disclosure, or other exploitation of CyberHeart Patents or CyberHeart Technology other than as necessary to perform the Development Services on behalf of CyberHeart under this Agreement in accordance with a Statement of Work then in effect, Accuray shall have no liability under Section 15.2.1 for any Accuray Claim to the extent the Accuray Claim is solely and exclusively based on (i) any Technology invented by CyberHeart, and not by Accuray or its Affiliates, that is incorporated in any Deliverable or used in performance of the relevant Development Services or

(ii) any portion of any Technology invented by CyberHeart, and not by Accuray or its Affiliates, that is not based on, and which does not incorporate, any Deliverable or Accuray Technology, or any portion thereof.

15.3         CyberHeart Indemnification.

15.3.1              Scope.  CyberHeart shall:  (i) at its sole option and expense, defend Accuray, its Affiliates, and their respective agents, employees, and officers (each an “Accuray Indemnitee”) against, or settle, any suit, complaint, demand, or action by a third party (a “Claim”) against any Accuray Indemnitee arising out of (a) a claim by a third party that any Technology conceived or created by CyberHeart, or on  behalf of CyberHeart by Accuray or its Affiliates, and not Accuray Technology conceived or created by Accuray or its Affiliates, and incorporated in any Deliverable or used in performance of the relevant Development Services, or any portion of any such Technology not based on, and which does not incorporate any Accuray Technology, as delivered to Accuray hereunder violates, infringes or otherwise misappropriates the Intellectual Property Rights of a third party (“CyberHeart Infringement Claim”), (b) the  disclosure, use, or exploitation of any Accuray Technology or Accuray Patents outside of the CyberHeart Field by CyberHeart or any party receiving rights thereunder directly or indirectly from CyberHeart, (c) any use of a CyberHeart Product in the CyberHeart Field, or (d) any breach of its representations and warranties under Section 15.1 or the negligence, recklessness, or willful misconduct of CyberHeart or its Affiliate (each of (a), (b), (c), and (d), a “CyberHeart Claim”) and (ii) indemnify each Accuray Indemnitee against any and all damages, cost, expenses, losses, and liabilities, including without limitation reasonable attorneys’ fees, which are awarded in connection with, or which are included in any settlement amounts of, any such CyberHeart Claim; provided, however, that CyberHeart’s indemnification obligations shall not apply to the extent that (1) such CyberHeart Claim arises out of any breach by Accuray of any of its representations, warranties, or covenants in this Agreement or the Manufacturing and Supply Agreement, or (2) such CyberHeart Claim arises out of the negligence, recklessness or willful misconduct of Accuray, its Affiliates, or otherwise out of the acts or omissions of Affiliates and contractors for which Accuray is responsible in Section 15.1.

15.3.2              Requirements.  CyberHeart’s indemnity obligations above shall be relieved to the extent that any Accuray Indemnitee fails to (i) give CyberHeart written notice thereof and such failure prejudices CyberHeart’s ability to defend the CyberHeart Claim; or (ii) provide CyberHeart, at CyberHeart’s expense, with information, cooperation, and assistance in connection with such CyberHeart Claim.  Any Accuray Indemnitee shall have the right to participate, at its option and at its own expense, in any such CyberHeart Claim.  No settlement of a CyberHeart Infringement Claim that involves a remedy other than payment of money by CyberHeart shall be agreed to and entered into without the consent of Accuray, whose consent shall not be unreasonably withheld or delayed.  CyberHeart shall not be responsible under this Section 15.3 for any cost, expenses, or settlements incurred without CyberHeart’s prior written consent, such consent not to be unreasonably withheld or delayed.

15.3.3              Remedies.  Without limiting the indemnification obligation set forth in Section 15.3, if it is determined, or if CyberHeart reasonably believes, that any CyberHeart Technology, or any portion thereof, infringes any third party Intellectual Property

Rights, then CyberHeart shall have the right, at its option and expense:  (i) to procure for Accuray the right to continue using such CyberHeart Technology, or portion thereof, sufficient to perform the Development Services under this Agreement; (ii) replace the relevant CyberHeart Technology or portion thereof with a substantially similar non-infringing alternative sufficient to perform the Development Services; or (iii) modify such CyberHeart Technology with an at least functionally equivalent modification so that Accuray’s use in performing the Development Services becomes non-infringing.

15.3.4              Exclusions.  CyberHeart shall have no liability under Section 15.3.1 for any CyberHeart Claim to the extent that the CyberHeart Claim is (i) a CyberHeart Infringement Claim against the CyberHeart Technology that is not required in order to perform the Development Services on behalf of CyberHeart under this Agreement in accordance with a Statement of Work then in effect and incorporated thereby by Accuray without request from CyberHeart, unless CyberHeart accepts such incorporation, whether passively or actively, in which case this Section 15.3.4 will not apply; (ii) results from any portion of any Technology to the extent conceived or created by or on behalf of Accuray or its Affiliates and not by CyberHeart or its Affiliates; or (iii) results from any grossly negligent or willful material failure of Accuray or its Affiliates, or their contractors or suppliers, to comply with the terms of this Agreement or the Manufacturing and Supply Agreement, any manufacture or supply by or under authority of Accuray not in accordance with Applicable Law or any regulatory approval, or any negligent or reckless acts or omissions, or willful misconduct, of Accuray or its Affiliate or their contractors or suppliers.

15.4         SOLE REMEDY.  SECTIONS 15.2 AND 15.3 STATE EACH PARTY’S SOLE AND EXCLUSIVE OBLIGATION AND EACH PARTY’S SOLE AND EXCLUSIVE REMEDY FOR ANY ACCURAY CLAIMS THAT ARE THE SUBJECT OF SECTION 15.2 OR ANY CYBERHEART CLAIMS THAT ARE THE SUBJECT OF SECTION 15.3.

15.5         Insurance.  CyberHeart shall procure and maintain insurance, including without limitation product liability and other appropriate insurance, adequate to cover its obligations hereunder in a manner which is consistent with normal business practices of prudent companies similarly situated at all times during which any CyberHeart Product is being clinically tested in human subjects or commercially distributed or sold. For clarity, such insurance shall not be construed to create a limit of CyberHeart’s liability with respect to its indemnification obligations under this Article 15.  CyberHeart shall provide Accuray with written evidence of such insurance upon request.  CyberHeart shall provide Accuray with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of Accuray hereunder.

15.6         WARRANTY DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE MANUFACTURE AND SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT AND THE MANUFACTURE AND SUPPLY AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER REPRESENTATIONS AND

WARRANTIES, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND NONINFRINGEMENT.

16.           DISPUTE RESOLUTION.

16.1         Any dispute between the Parties regarding interpretation of or breach of a term or condition of this Agreement shall first be discussed between the parties, either among the JSC (as provided in Section 4.1.4) or by the Project Manger and the CyberHeart Liaison in good faith in an effort to achieve a reasonable resolution.  If the dispute is not resolved within thirty (30) days by the JSC or Project Manager and CyberHeart Liaison, as the case may be, then upon either Party’s election, shall be submitted to the CEOs of both Parties for resolution.  If one or both CEOs of the Parties are on the JSC, or if thirty (30) days after submission of a dispute to the CEOs, no resolution has been made, then such dispute (i.e., a dispute within the scope of this Section 16.1) shall be submitted to a committee of equal independent board members of each Party for resolution.  If no resolution is reached within sixty (60) days after either Party notified the other of a dispute, then each Party shall have the right to have the matter resolved in accordance with Section 16.2.

16.2         With respect to disputes regarding interpretation of or breach of a term or condition of this Agreement only, or the reasonableness of any term or condition of a Manufacturing and Supply Agreement or of any term or condition of an Installation Agreement or Service Agreement upon failure to resolve any such dispute under Section 16.1, either Party may thereafter seek to resolve the dispute through binding arbitration in accordance with the Rules of Arbitration of the American Arbitration Association (“AAA”) by one (1) arbitrator jointly selected by the Parties and qualified to settle disputes in the medical device industry and appointed in accordance with such rules and applying a Reasonable Commercial Efforts standard.  If the arbitrator has not been agreed upon by the parties within ten (10) business days after either Party’s request for arbitration, the arbitrator shall be selected in accordance with the Rules of the AAA (or if the Rules to not provide selection procedures, by the chief executive of the AAA located in New York).  The place of arbitration shall be Santa Clara County, California.  Any decision by the arbitrator shall be final and binding upon the Parties and may be entered as a final judgment in any court of competent jurisdiction.  The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration.

16.3         For clarity, this Article 16 shall not apply with respect to any research, development, design, marketing, pricing, commercialization, or other decision making concerning CyberKnife Systems or CyberHeart Products.

17.           GENERAL PROVISIONS.

17.1         Notices.  All notices called for under this Agreement shall be made in writing and shall be sent by personal delivery, reputable overnight courier service, or registered or certified mail, return receipt requested, addressed to the other Party at the address set forth in the first paragraph of this Agreement.  The date of such notice shall be deemed to be the day it is delivered, if hand delivered, or five (5) days after deposit, if mailed.

17.2         Assignment.  This Agreement, and the rights and obligations hereunder, shall not be assigned or transferred in whole by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided that either Party may assign this agreement in whole to any Affiliate or to any successor in interest (other than to an Accuray Competitor as to CyberHeart) to all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by operation of law, merger, purchase, or otherwise.  Any attempted assignment in violation of the foregoing shall be null and void and of no effect.  Subject to the foregoing, this Agreement shall be binding and inure to the benefit of the respective Parties and their successors and permitted assigns, and the name of the Party appearing herein shall be deemed to change to the names of such Party’s successors and permitted assigns upon such a transfer.

17.3         Non-Solicitation.   Neither Party shall solicit during the Term and until the IP Cutoff Date any of the employees of the other Party to this Agreement without the prior consent of the President or Chief Executive Officer of the other Party.  Notwithstanding anything in this 17.3 to the contrary, the Parties hereby acknowledge and agree that each Party shall not be restricted from hiring any employee of the other Party if such employee seeks employment and was not initially solicited or induced.

17.4       Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without reference to any principles of conflicts of law that would result in the application of the laws of any State other than the State of California.  Except as set forth in Article 16, any and all disputes arising under or in connection with this Agreement shall be submitted exclusively in the state or federal courts located in Santa Clara County, California, the personal jurisdiction of which each of the Parties hereby irrevocably submits.

17.5         Severability.  If any term of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect, and the Parties shall substitute a valid provision with the same intent and economic effect as nearly as possible.

17.6         Non-Waiver.  The failure of either Party at any time to require performance by the other Party of any provision hereof shall not affect in any way, or act as a waiver of, the right to require the other Party to perform in accordance with this Agreement at any other time, nor shall the waiver of either Party of a breach of a provision of this Agreement be held or taken to be a waiver of the provision itself.

17.7         Relationship of Parties.  Nothing in this Agreement shall be construed to create a relationship of employer and employee, principal and agent, joint venture, partnership or association between the Parties, and neither Party shall have the power to obligate or bind the other in any manner whatsoever.

17.8         Interpretation.  This Agreement is to be deemed to have been drafted jointly by the Parties and any uncertainty or ambiguity shall not be construed for or against either Party based on attribution of drafting to either Party.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement, the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation.”

17.9         Headings.  The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

17.10       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.  Faxed signatures shall have the same legal effect as original signatures.

17.11       Entire Agreement. This Agreement contains the Parties’ entire understanding with respect to the matters contained herein and supersedes all prior oral or written understandings with respect to the subject matter hereof.  There are no promises, covenants or undertakings other than those set forth herein, and neither Party is relying upon any representations or warranties except as set forth herein.  This Agreement may not be modified except by a writing signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

[Signature Page Follows]

ACCURAY, INC.		CYBERHEART, INC.

By:	/s/ Euan S. Thomson	By:	/s/ Patrick J. Maguire

Name: Euan S. Thomson		Name: Patrick J. Maguire

Title: President and CEO		Title: President and CEO

By:	/s/ Darren J. Milliken

Name: Darren J. Milliken

Title: Associate General Counsel

Exhibit A

Accuray Competitors

BrainLAB AG and Affiliates

Elekta AB and Affiliates

IBA and Affiliates

Integra Radionics, Integra LifeSciences Corporation, Radionics and Affiliates

Mitsubishi Heavy Industries and Affiliates

North American Scientific and Affiliates

Nucletron and Affiliates

Philips and Affiliates

Siemens AG and Affiliates

Still River Systems and Affiliates

TomoTherapy Incorporated and Affiliates

Toshiba and Affiliates

Varian, Varian Medical Systems, and Affiliates

View Ray and Affiliates

Accuray Competitors shall include (i) any company or other entity that has an implied or actual contractual relationship with any of the entities listed in this Exhibit A above for the development, manufacturing, or sale of radiosurgery or radiotherapy devices in the Accuray Field, (ii) any entity that, after the Effective Date, sells any products that constitute substitute or otherwise competitive products of Accuray in the Accuray Field, and (iii) any entity that, after the Effective Date, falls under the definition in (i) above, including with entities that fall under the definition of (ii) above.

A-1

Exhibit B

Accuray Patents and Accuray Technology

Accuray Reference	Title	Patent No.	Status
P021	APPARATUS FOR AND METHOD OF PERFORMING STEREOTAXIC SURGERY	5,207,223	Issued
P030	APPARATUS FOR AND METHOD OF CARRYING OUT STEREOTAXIC RADIOSURGERY AND RADIOTHERAPY	5,427,097	Issued
P032	APPARATUS AND METHOD FOR COMPENSATING FOR RESPIRATORY AND PATIENT MOTION DURING TREATMENT	6,144,875	Issued
P032X	FRAMELESS RADIOSURGERY TREATMENT SYSTEM AND METHOD	6,778,850	Issued
P032X2	APPARATUS AND METHOD FOR COMPENSATING FOR RESPIRATORY AND PATIENT MOTION DURING TREATMENT	6,501,981	Issued
P043	APPARATUS AND METHOD FOR RADIOSURGERY	7,171,257	Issued
***	***		***
***	***		***
***	***		***
***	***		***
***	***		***

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

B-1

Accuray Reference	Title	Patent No.	Status

***	***		***
***	***		***
***	***		***

A.                                    Accuray Technology:

Accuray technology includes technology used in connection with treatment planning and image guided radiosurgery and precision radiotherapy for lesions, tumors, and conditions anywhere in the body when radiation treatment is indicated.

B.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

B-2

Exhibit C

CyberHeart Patents

[Intentionally Omitted]

C-1

Exhibit D

Statement of Work

TBD after the Effecitve Date

D-1

Exhibit E

Manufacturing and Supply Agreement

This Manufacturing and Supply Agreement (the “Manufacturing and Supply Agreement”) is entered into as of April 16, 2007 (the “Effective Date”) by and between Accuray Incorporated, a Delaware corporation, with its principal place of business at 1310 Chesapeake Terrace, Sunnyvale, CA 94089 (“Accuray”) and CyberHeart, Inc., a Delaware corporation, with its principal place of business at 707 Menlo Ave, Menlo Park, CA 94025 (“CyberHeart”).  In this Manufacturing and Supply Agreement, Accuray and CyberHeart may be referred to each individually as a “Party” or collectively as “Parties.”

WHEREAS, concurrently, on April 16, 2007, the Parties entered into a License and Development Agreement (the “License Agreement”) under which each Party granted the other certain rights and licenses to such Party’s technology and intellectual property and under which Accuray agreed to provide development services to CyberHeart; and

WHEREAS, the License Agreement contemplates that Accuray and CyberHeart will concurrently enter into this Manufacturing and Supply Agreement to set forth the terms and conditions under which Accuray will supply CyberHeart Products (as defined in the License Agreement), or components thereof, to CyberHeart.

NOW THEREFORE, the Parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

A.            Definitions.

1.             All terms defined in the License Agreement shall have the same meaning when used in this Manufacturing and Supply Agreement, unless expressly indicated to the contrary.

2.             “Backup Manufacturing License” shall have the meaning set forth in Section D.1, below.

3.             “Purchase Order” shall have the meaning set forth in Section C.1, below.

4.             “Release Notice” shall mean a notification provided by Accuray to CyberHeart or by CyberHeart to Accuray, in accordance with Section D.1, below.

5.             “Rolling Requirement Forecast” shall have the meaning set forth in Section C.2, below.

6.             “Site Readiness Guide” shall mean Accuray’s then current checklist for qualification of a customer end-user site before any CyberHeart Product can be installed at such site. Such checklist shall include Accuray’s requirements for qualification of a site for a CyberKnife System.

7.             “Specifications” shall mean, with respect to a CyberHeart Product or CyberKnife Component: (i) the written specification mutually agreed to by the Parties and attached as of the Effective Date to this Manufacturing and Supply Agreement as Schedule 1, as amended from time to time; and (ii) other specifications that have been agreed upon by the Parties in writing.

B.            Exclusivity.  The Parties agree that Accuray shall be the exclusive supplier of CyberKnife Components; provided, however, that CyberHeart may manufacture or have manufactured CyberKnife Components solely to the extent permitted under (i) Section 6.1.2 of the License Agreement in cases where Accuray does not agree to manufacture a CyberKnife Component, or (ii) a Backup Manufacturing License granted by Accuray to CyberHeart pursuant to Section D.1, below.

C.            Manufacture and Supply by Accuray.

1.             Terms and Conditions.  If CyberHeart requests that Accuray manufacture a CyberHeart Product or CyberKnife Component pursuant to Section 6.1.2 of the License Agreement and Accuray agrees to such request, then Accuray shall be (i) obligated to supply CyberHeart with such CyberHeart Product and (ii) manufacture and supply such CyberHeart Product using the same level of manufacture and supply scheduling priorities that it uses for the manufacture and supply of CyberKnife Systems. All supply of CyberHeart Products and CyberKnife Components by Accuray to CyberHeart shall be subject to the terms and conditions of this Manufacturing and Supply Agreement and any purchase order issued by CyberHeart will be identical to that attached hereto as Schedule 2 (the “Purchase Order”).  ANY TERMS OR CONDITIONS OF A PURCHASE ORDER OTHER THAN THOSE CONTAINED IN SCHEDULE 2 OR ACKNOWLEDGMENT GIVEN OR RECEIVED SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED AND REJECTED.

2.             Purchase Orders and Rolling Requirement Forecasts.  At least four (4) months prior to the beginning of CyberHeart’s fiscal year, which commences on January of every calendar year, during the term of this Manufacturing and Supply Agreement, CyberHeart shall provide Accuray with a written Purchase Order specifying CyberHeart’s expected requirements, plus or minus twenty percent (20%), for CyberHeart Products, or components thereof, and CyberKnife Components, as the case may be, during such annual period.  Notwithstanding anything to the contrary, Accuray shall not be required to provide more than ten (10) CyberHeart Modules during the first annual period.  In addition to such annual Purchase Order, at least ten (10) days prior to the beginning of each calendar month (M1) during the term of this Manufacturing and Supply Agreement, CyberHeart shall provide Accuray with a written forecast of CyberHeart’s expected requirements for CyberHeart Products, or components thereof, and CyberKnife Components during the following twelve (12) months broken down by months (M1–M12), which shall include projected order dates, quantities, and shipping dates (“Rolling Requirement Forecast”).  In each Rolling Requirement Forecast, the terms set forth for (i) the first four (4) months (months M1–M4) shall be firm orders binding, subject to Section C.3, below, on CyberHeart and (ii) the subsequent eight (8) months (months M5–M12) shall be nonbinding estimates.  In the event CyberHeart requests additional quantity of CyberHeart Products, or components thereof, or CyberKnife Components, in excess of the amount set forth for the first four (4) months of the Rolling Requirement Forecast, Accuray shall use Reasonable

Commercial Efforts to deliver such quantities and shall promptly provide CyberHeart written notice in the event that Accuray shall not be able to deliver such quantities.  Notwithstanding anything to the contrary, the quantity of CyberHeart Products, or components thereof, and CyberKnife Components ordered for any annual Purchase Order by CyberHeart pursuant to this Manufacturing and Supply Agreement shall not increase or decrease by more than twenty percent (20%) of the quantity specified in the then-current Rolling Requirement Forecast. For components manufactured by Accuray during the prior calendar year, Accuray shall be required to accept any such forecast that is within such twenty percent (20%). In addition, if CyberHeart’s actual requirements for a given calendar year are greater than or less than the expected requirements specified in the Purchase Order by greater than twenty percent (20%), then CyberHeart shall pay a penalty of Two-percent (2%).

3.             Pricing.  Pricing shall be on a cost-plus *** basis where costs are based on direct costs plus overhead costs as determined using Generally Accepted Accounting Principals (GAAP) and based on twelve (12) month costs, unless adjusted by the Parties, such adjustment not to exceed once every six (6) months.  Pricing will be quoted prior to each purchase order based on actual gross margin of CyberKnife Products over the previous six (6) months.  Notwithstanding anything to the contrary, CyberHeart shall pay all amounts due and payable in connection with binding firm orders.  All payments shall be made in accordance with Section C.5, below.

4.             Site Qualification, Delivery, Packaging, and Labeling.

a.             Site Qualification. Accuray shall deliver CyberHeart Products and CyberKnife Components only (i) upon written request from CyberHeart, and (ii) with respect to CyberHeart Products to be delivered to a customer end-user, upon written confirmation by Accuray that the end-user site, where such CyberHeart Product is to be installed, complies with all requirements of the Site Readiness Guide. If a CyberHeart Product is ready for delivery and Accuray cannot deliver such CyberHeart Product due to failure of the customer end-user site to comply with the requirements of the Site Readiness Guide, then any inventory holding costs and costs to maintain such CyberHeart Product within Specifications that are incurred by Accuray will be at CyberHeart’s expense and added to the invoice described in Section C.5 below. Any delays caused by failure of a customer end-user site to comply with the Site Readiness Guide shall not be deemed to be a delay by Accuray or a failure by Accuray to meet any agreed upon shipment date from the applicable Purchase Order.

b.             Delivery. Accuray agrees to ship CyberHeart Products and CyberKnife Components to CyberHeart or other designated destination on the agreed upon shipment dates committed to in the applicable Purchase Order.  Accuray shall notify CyberHeart, in writing, of any potential delay in shipment date at the earliest possible time, including any delay due to failure of a customer end-user site to meet the requirements of the Site Readiness Guide as described in Section C.4(a) above. Within seventy-two (72) hours of notification, Accuray shall (i) provide a plan for minimizing such delay, or (ii) where such delay is caused by failure to meet the Site Readiness Guide, a written description of such failure.  Deliveries scheduled within one-hundred twenty (120) days cannot be rescheduled by CyberHeart. All CyberHeart Products and CyberKnife Components shipped to CyberHeart or its designated location shall be delivered in accordance with the applicable Specifications and Purchase Order, and as amended through ECO

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

procedures.  Accuray will procure and add on charges for all shipping materials necessary to conform to the applicable Specifications and will not be responsible for any damage or loss due to adherence to the applicable Specifications.  Delivery terms are FCA Destination (Incoterms 2000), freight prepaid and added to invoice. Title to the CyberHeart Products and CyberKnife Components and risk of loss pass to CyberHeart on the date of receipt.  All freight, insurance, and other shipping expenses from the point of shipment shall be borne by CyberHeart.  The carrier shall be selected by CyberHeart, provided that in the event no carrier is specified in the applicable Purchase Order or otherwise prior to shipment, Accuray shall select the carrier.

c.             Packaging, and Labeling All CyberHeart Products and CyberKnife Components shipped to CyberHeart or its designee shall be fully packaged and labeled as specified in the applicable Specifications.

5.             Invoicing.  Accuray shall submit invoices to CyberHeart no earlier than shipment by Accuray.  All invoices shall be sent to CyberHeart in accordance with Section 17.1 of the License Agreement, and each such invoice shall state CyberHeart’s price based on Section C.3, above, for the CyberHeart Products, or portions thereof, and CyberKnife Components, and shall separately itemize any insurance, taxes, or other costs to be borne by CyberHeart.

6.             Warranties.

a.             Quality and Quality Control Warranty.  Accuray agrees to maintain an ISO-13485 certified quality system and will maintain quality control procedures in compliance with applicable FDA Quality System Regulations (QSR). Accuray will notify CyberHeart of any proposed material changes in the CyberHeart Products or CyberKnife Components so that CyberHeart may determine whether such changes may affect the quality of such CyberHeart Products or CyberKnife Components.  The Parties shall cooperate on a timely basis on issues affecting product quality, including items such as customer complaints, reliability improvement, and field issues.

b.             Product Warranty.  Accuray hereby represents and warrants that the CyberHeart Products or CyberKnife Components delivered to CyberHeart by Accuray under this Manufacturing and Supply Agreement will be free of defects in workmanship and materials for a period of the earlier of (i) eighteen (18) months from the date of delivery to CyberHeart or (ii) twelve (12) months from the date of delivery to an end-user by or on behalf of CyberHeart (“Warranty Period”). CyberHeart’s exclusive remedy and Accuray’s sole liability under this Section C.6(b) shall be for Accuray, at its option, either to repair or replace the CyberHeart Products or CyberKnife Components found to have a material manufacturing defect, if such defect is reported to the Accuray within the Warranty Period and CyberHeart, at Accuray’s request, provides Accuray with sufficient information to reproduce the defect in question.  If Accuray determines that it cannot remedy such defect, it no longer has the equipment necessary to repair the defect, or it has no replacement CyberHeart Products or CyberKnife Components, Accuray may, at its option, refund the purchase price paid to it by CyberHeart for such CyberHeart Products or CyberKnife Components. Accuray’s warranty hereunder shall be void if the CyberHeart Products or CyberKnife Components have been subjected to abuse, misuse, accident, alteration, neglect, extended storage by CyberHeart prior to installation, operation inconsistent with the product documentation, or unauthorized repair, installation, or alteration by anyone other than Accuray.

c.             LIMITATION OF LIABILITY.  EXCEPT AS PROVIDED IN SECTIONS C.6(A) AND (B), ABOVE, ACCURAY MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, UNDER OR RELATED TO THIS MANUFACTURING AND SUPPLY AGREEMENT OR WITH RESPECT TO THE CYBERHEART PRODUCTS OR CYBERKNIFE COMPONENTS OR ANY SERVICES UNDER THIS MANUFACTURING AND SUPPLY AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  IN NO EVENT SHALL ACCURAY BE LIABLE UNDER, AND CYBERHEART COVENANTS NOT TO BRING, ANY CLAIM OR CLAIMS FOR DAMAGES ARISING FROM THIS MANUFACTURING AND SUPPLY AGREEMENT IN EXCESS OF THE AMOUNTS PAID TO ACCURAY BY CYBERHEART UNDER THIS MANUFACTURING AND SUPPLY AGREEMENT, OR FOR SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE AND EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

7.             Shortage of Supply.  Accuray shall notify CyberHeart as soon as possible if Accuray has any reason to believe that it may be unable to deliver CyberHeart Products or CyberKnife Components in accordance with CyberHeart’s Purchase Orders, including if Accuray is experiencing manufacturing difficulties that it believes create a reasonable possibility of disrupting supply in the future.  In such event, the Parties shall meet and cooperate reasonably in order to formulate a plan in an effort to avoid any disruption of supply to CyberHeart. With respect to CyberKnife Components which are supplied to Accuray by a single source supplier, Accuray will have discretion to qualify and engage a second source supplier within nine (9) months of the earlier of the date of (i) its decision to seek a second source for such CyberKnife Component or  (ii) actual failure to supply or loss of such sole supplier of such CyberKnife Component. During such nine (9) month period (A) CyberHeart shall have the right to identify and otherwise qualify a second source supplier, but not the right to engage such second source supplier and (B) Accuray shall not be obligated to transfer any Manufacturing Technology to such second source supplier. After (but not during) such nine (9) month period, to the extent applicable, Section D.1 shall apply and Accuray shall be obligated to integrate any such second source supplier qualified and identified under such Section.

8.             Third Party Contractors.  If Accuray uses any third party contractor in connection with performing its obligations under this Manufacturing and Supply Agreement, Accuray shall remain responsible for compliance with its obligations and shall be responsible for the actions and inactions of such contractor in connection therewith as if by Accuray.

9.             Process Changes.  Accuray agrees that any material changes, contemplated by Accuray and, to the extent communicated to Accuray its contractors, to processes, methods, equipment, raw materials, components, suppliers, or otherwise, related to manufacturing, testing, or quality control, of the CyberHeart Products or CyberKnife Components to be supplied by

Accuray to CyberHeart, shall be submitted to CyberHeart ninety (90) days in advance to allow CyberHeart an opportunity to evaluate such changes, including by inspecting, for no more than one (1) business day on reasonable advance notice, the applicable facilities.  Accuray agrees to discuss such changes with CyberHeart in good faith if such changes would materially impact a CyberHeart Product.

10.           Sourced Components. If CyberHeart decides to source any small components of CyberHeart Products that are not CyberKnife Components directly from a third party supplier, it shall first notify Accuray in good faith in writing in advance of any initial purchase order for any particular component to obtain any such components from such third party. Accuray shall have sixty (60) days from the date of receipt of such notice to use Reasonable Commercial Efforts to qualify such components for use with the CyberHeart Products to which they relate, which qualification shall not be unreasonably withheld. Upon qualification by Accuray of such components, Accuray shall be obligated to integrate such components into the manufacturing of the CyberHeart Product to which they relate and contractually source any such components from such third party supplier. Upon request by Accuray, CyberHeart shall assist Accuray in obtaining any such components directly as a source of component supply for CyberKnife Systems. Unless Accuray sources such small components from such third party for CyberKnife Systems, any delay or failure to supply by Accuray that is due to a delay or failure to supply of components sourced under this Section C.10 shall not be deemed a delay by Accuray or failure to supply by Accuray under Section D below and any costs associated with such delays shall be paid by CyberHeart.

D.            Failure to Supply.

1.             Backup Manufacturing License.

a.             Release Notice by Accuray. Accuray shall within thirty (30) days deliver a Release Notice to CyberHeart if:  (a) Accuray becomes insolvent, (b) bankruptcy or insolvency proceedings are instituted against Accuray, (c) Accuray terminates the License Agreement pursuant to Section 11.2 of the License Agreement, but not due to any breach described in Section 11.5.1.3 of the License Agreement, or (d) Accuray determines, after expiration or exhaustion of any cure period or other remedy provisions of this Manufacturing and Supply Agreement with respect to a CyberKnife Component, that it is unable to manufacture or have manufactured within the applicable Specifications such CyberKnife Component. For clarity, no Release Notice shall be provided unless the rights and licenses of CyberHeart under Article 2 of the License Agreement, survive pursuant to Article 11 of such agreement.

b.             Release Notice by CyberHeart. CyberHeart shall within thirty (30) days deliver a Release Notice to Accuray if after expiration or exhaustion of any cure period (including, without limitation, the second source qualification period under Section C.7 above) or other remedy provisions of this Manufacturing and Supply Agreement with respect to a CyberKnife Component, CyberHeart notifies Accuray, and Accuray confirms, that Accuray has supplied less than seventy-five percent (75%) of the amount of such CyberKnife Component set forth in the portion of a Rolling Requirement Forecast that is binding on Accuray for two (2) consecutive calendar quarters. For the avoidance of doubt, any delay due to failure of a customer end-user site to meet the Site Readiness Guide requirements will not be counted under this Section D.1(b).

c.             License to Manufacture. Concurrent with delivery of a Release Notice, subject to the terms and conditions of this Manufacturing and Supply Agreement, Accuray hereby grants as of the date of such delivery of a Release Notice, to CyberHeart a non-exclusive right and license under the Accuray Patents, the Accuray Technology, and the Manufacturing Technology, without the right to grant or authorize sublicenses, to make and have made (solely as set forth in this Section D.1 and excluding Accuray Competitors) such CyberKnife Component, including the right to practice any method or process in connection with the foregoing (the “Backup Manufacturing License”). CyberHeart shall not enter into any agreement with any third party manufacturer that (A) has a term of longer than twelve (12) months and/or (B) is less restrictive with respect to its manufacture for the benefit of CyberHeart than the terms and conditions of this Manufacturing and Supply Agreement, and any failure by such third party manufacturer to comply with such terms and conditions of this Manufacturing and Supply Agreement shall be considered a breach of this Manufacturing and Supply Agreement by CyberHeart. Any such Backup Manufacturing License shall have a renewable term of no more than twelve (12) months. The above twelve (12) month restriction will not apply to any willful refusal by Accuray to supply CyberHeart with a CyberKnife Component consisting of the a linear accelerator that Accuray is otherwise continuing to manufacture for the CyberKnife.

2.             Manufacturing Technology and Assistance.  If Accuray has not deposited into escrow the Manufacturing Technology pursuant to D.3 below, Accuray shall deliver to CyberHeart within sixty (60) days after the delivery of a Release Notice the Manufacturing Technology necessary for the manufacture of the CyberKnife Component(s) for which such Release Notice was delivered, including all instructions, specifications, and other Manufacturing Technology and materials describing or used in the design or manufacture of such CyberKnife Component(s), a description of the suppliers, raw materials, components, processes, equipment, instructions, and instruments used for such manufacture, and other information and materials, all in sufficient detail to reasonably enable CyberHeart and its contractors to manufacture and test (including quality control and testing), without need for further information, such CyberKnife Component(s) in the same manner as such manufacture is performed by or for Accuray.  Without limiting the foregoing, Accuray shall use Reasonable Commercial Efforts to enable CyberHeart, and its contract manufacturer (for clarity, such other contract manufacturer shall not include an Accuray Competitor), if any, to use the materials that Accuray is required to disclose to manufacture such CyberKnife Component(s)in the same manner as performed by Accuray or its contractor.  CyberHeart and such contract manufacturers shall agree to obligations of confidentiality no less restrictive than those contained in the License Agreement with respect to the Manufacturing Technology prior to disclosure of such Manufacturing Technology to CyberHeart and such contract manufacturers, respectively.

3.             Escrow.  At any time after the Effective Date of the License Agreement, CyberHeart shall have the right to request that Accuray place in escrow a copy, and reasonable description, of the Manufacturing Technology that Accuray is required to disclose under Section D.2, above, for each CyberKnife Component that may be subject to a Release Notice.  Such deposit shall be made by Accuray as soon as reasonably possible, but no later than one-hundred-eighty (180) days, after CyberHeart’s request.  Such deposit shall be made under an escrow agreement reasonably acceptable to both Parties, agreement not to be unreasonably withheld or delayed, or if the Parties have failed to agree upon an escrow agreement within thirty (30) days after CyberHeart’s request for deposit, the standard escrow agreement used by a nationally (or internationally) known and reputable escrow agent reasonably selected by CyberHeart. Any escrow agreement used pursuant to the forgoing must contain release conditions identical to those provided under this Manufacturing and Supply Agreement. Any contrary release conditions will be null and void. Accuray shall update the Manufacturing Technology deposited in escrow regularly, but no less often than once (1) each calendar year, to reflect changes to the Manufacturing Technology and maintain the deposited materials consistent with the deposit requirements in Section D.2, above.  CyberHeart shall have the right to have a technical auditor inspect the materials that have been deposited to evaluate the sufficiency thereof. All costs related to such escrow agreement, including set up and maintenance, will be the sole responsibility of CyberHeart.

4.             Reversion of Supply to Accuray.  Notwithstanding anything to the contrary, if, following the delivery of Manufacturing Technology with respect to a CyberKnife Component pursuant to Section D.2, above, Accuray is able to manufacture such CyberKnife Component, and is able to reasonably demonstrate that it can so manufacture, then at Accuray’s discretion, it can regain the right to manufacture such CyberKnife Component under the same terms and conditions as in this Manufacturing and Supply Agreement, and the Backup Manufacturing License with respect to such CyberKnife Component shall terminate. Accuray shall pay reasonable costs directly incurred by CyberHeart in connection with the termination of a contract entered into by and between CyberHeart and a third party manufacturer pursuant to Section D.1, above, if Accuray requests that CyberHeart terminate such contract prior to its term (for clarity, such term shall not be longer than twelve (12) months).  Additionally, the Parties shall discuss in good faith whether any resumption of manufacture and supply by Accuray shall be made over the course of a phase-in period, of no more than three (3) consecutive calendar months, in which supply by Accuray of the CyberKnife Component is ramped up concurrent with a wind-down by CyberHeart in the manufacture of the CyberKnife Component by its contract manufacturer, reasonably established and implemented in a manner that avoids disruptions in supply to CyberHeart and its customers, and at the end of which the Backup Manufacturing License with respect to such CyberKnife Component shall terminate. Upon resumption of manufacturing by Accuray, this Section D.1 shall again apply.

E.             Regulatory Matters.

1.             The terms and conditions in Article 5 of the License Agreement shall apply to this Manufacturing and Supply Agreement in the same manner as they apply to the License Agreement as if fully set forth in this Section E.1; provided that each Party, its Affiliates, and its Subcontractors shall reasonably cooperate, as requested by the other Party and at such other Party’s expense, in regulatory activities, qualifications, and approvals to the extent related to the facilities, suppliers, raw materials, equipment, and the like used in connection with the supply of the CyberHeart Products and/or CyberKnife Components, including by allowing applicable Regulatory Agencies to inspect such facilities as such Regulatory Agencies request at such other Party’s expense.  With respect to non-routine inspections, each Party shall be entitled to be present each time any Regulatory Agency is present at such facilities, and such shall notify the other Party immediately upon receiving any communication from any Regulatory Agency that is related to a CyberHeart Product or CyberKnife Component that is or was supplied under this Manufacturing and Supply Agreement. Each Party shall remedy any issues identified by any Regulatory Agency or the other Party as soon as possible and shall keep such other Party fully informed of all actions taken to do so, and the results of such actions.

2.             Audit Rights.   Upon thirty (30) days notice (forty-five (45) days for suppliers), each Party will permit the other Party reasonable audit rights to inspect manufacture of CyberHeart Products or CyberKnife Components, or portions thereof, by such other Party or its suppliers, to the extent permitted by such other Party’s supplier agreements.

3.             Medical Device Reporting.  Pursuant to the FDA’s Medical Device Reporting (MDR) Regulations, and corresponding regulations of regulatory authorities outside the United States, each Party may be required to report to regulatory authorities information that reasonably suggests that a CyberHeart Product or CyberKnife Component may have caused or contributed to the death or serious injury or has malfunctioned and would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.  Accordingly, each Party agrees to supply to the other Party all such information, promptly after becoming aware of it, sufficient to enable such other Party to comply with all Applicable Laws, including governmental reporting requirements.  Each Party shall cooperate as reasonably requested by the other Party to establish processes and procedures with respect to such reporting, and delivery of  information relating to, such issues, and each Party shall comply with the procedures established.

4.             Potential Hazards.  Each Party shall inform the other Party as soon as possible, but no later than forty-eight (48) hours, after its receipt of any information that (i) indicates or suggests a potential material liability for either Party arising in connection with any CyberHeart Product or CyberKnife Component; (ii) any concern or issue that is reasonably likely to lead to a recall or market withdrawal of a CyberHeart Product or CyberKnife Component; and (iii) all ongoing and potential FDA and other Regulatory Agency investigations, inspections, detentions, seizures, or injunctions involving a CyberHeart Product or CyberKnife Component of which such Party becomes aware.  Without limiting the foregoing, each Party shall immediately notify the other Party in writing of any material concerns and issues of which it becomes aware that may present a substantial safety issue and result in a failure to comply with and are therefore reportable under any applicable law or regulation.

5.             Recalls.

a.          By CyberHeart.     If CyberHeart believes that a voluntary or involuntary recall or market withdrawal of any CyberHeart Product is necessary as a result of any failure of a CyberHeart Product to comply with the applicable Specifications, CyberHeart shall notify Accuray, and CyberHeart shall be responsible for initiating and managing the recall, and Accuray shall reasonably cooperate with CyberHeart with respect to such recall.  As between the Parties, CyberHeart shall be responsible for paying the costs of such recalls and market withdrawals, including in jurisdictions outside the United States.  If CyberHeart believes that a voluntary or involuntary recall or market withdrawal of any CyberHeart Product is necessary as a result of any failure of a CyberHeart Product to comply with the applicable Specifications due solely to failure of a CyberKnife Component to comply with the applicable Specifications, CyberHeart shall notify Accuray, and, as between the Parties, CyberHeart and

Accuray shall discuss in good faith allocation of responsibility for paying the costs of such recalls and market withdrawals, including in jurisdictions outside the United States.  Each Party shall keep the other Party fully informed with respect to any of its activities in connection with a recall and shall provide such other Party with reasonable opportunities to comment with respect to the activities associated therewith.

b.          By Accuray.          If Accuray believes that a voluntary or involuntary recall or market withdrawal of any CyberKnife Component is necessary, Accuray shall notify CyberHeart, and the Parties shall cooperate with respect to initiating and managing the recall with respect to CyberHeart Product.  As between the Parties, Accuray shall be responsible for paying the costs of such recalls and market withdrawals relating solely to such CyberKnife Components including in jurisdictions outside the United States, or where such costs are difficult to determine, the Parties shall cooperate to allocate such costs reasonably. Each Party shall keep the other Party fully informed with respect to any of its activities in connection with a recall and shall provide such other Party with reasonable opportunities to comment with respect to the activities associated therewith.

F.             Representations, Warranties, and Indemnities.  Article 15 of the License Agreement shall apply to this Manufacturing and Supply Agreement in the same manner as it applies to the License Agreement as if fully set forth in this Section F.

G.            Confidentiality.  All confidential information exchanged in connection with this Manufacturing and Supply Agreement shall be governed by the confidentiality terms and restrictions in the License Agreement, including Article 14 of the License Agreement.

H.            Dispute Resolution.  Article 16 of the License Agreement shall apply with respect to this Manufacturing and Supply Agreement, in the same manner as it applies with respect to the License Agreement, as if fully set forth in this Section H.

I.              Payment Terms.  CyberHeart shall pay, in U.S. dollars, to Accuray all amounts set forth in an invoice within thirty (30) days after delivery of such invoice in accordance with Section 17.1 of the License Agreement.  Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Manufacturing and Supply Agreement shall bear interest at a per annum rate equal to the lesser of (i) the prime rate as published in The Wall Street Journal, Western Edition, on the first day of each calendar quarter in which such payments are overdue, plus two (2) percentage points, calculated on the number of days such payment is delinquent, compounded monthly, or (ii) the maximum rate permitted by Applicable Law.  Additionally, Section 8.4 of the License Agreement shall apply to this Manufacturing and Supply Agreement, in the same manner as it applies to the License Agreement, as if fully set forth herein.

J.             Term and Termination.

a.             Term. This Agreement shall become effective on the Effective Date and shall remain in effect until CyberHeart’s rights and licenses pursuant to Article 2 of the License Agreement expire or are terminated as provided therein and notwithstanding any survival of CyberHeart’s rights pursuant to Section 11.5.1.6 of the License Agreement (the “Term”).

b.             Termination for Cause.  In the event of a material breach of this Manufacturing and Supply Agreement, the non-breaching Party shall be entitled to terminate this Manufacturing and Supply Agreement by written notice to the breaching Party, if such breach is not cured within ninety (90) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach.  However, if the Party alleged to be in breach of this Manufacturing and Supply Agreement disputes such breach and submits such dispute for dispute resolution pursuant to Section 16.1 of the License Agreement within such ninety (90) day period, the non-breaching Party shall not have the right to terminate this Manufacturing and Supply Agreement unless the dispute resolution provisions of Article 16 in the License Agreement result in a determination that this Agreement was materially breached by the other Party, and the breaching Party fails to comply with its obligations hereunder within ninety (90) days after such determination.

c.             Survival.  The following provisions shall survive any termination or expiration of this Manufacturing and Supply Agreement:  Articles A, E (to the extent CyberHeart’s licenses under Article 2 of the License Agreement remain in effect other than pursuant to Section 11.5.1.6 of the License Agreement), G, H, I, J (as to Article I, to the extent payments are due as of the date of termination or expiration), J, K, and L and Section E.1, E.3, E.4 and E.5 (in each case only to the extent CyberHeart’s licenses under Article 2 of the License Agreement remain in effect other than pursuant to Section 11.5.1.6 of the License Agreement ).

K.            Bankruptcy.  Article 12 of the License Agreement shall apply with respect to this Manufacturing and Supply Agreement, in the same manner as it applies with respect to the License Agreement, as if fully set forth in this Section K.

L.             General Provisions.  Article 17 of the License Agreement shall apply with respect to this Manufacturing and Supply Agreement, in the same manner as it applies with respect to the License Agreement, as if fully set forth in this Section L.

Schedule 1

SPECIFICATION

To be added by the Parties after the Effective Date

Schedule 2

FORM OF PURCHASE ORDER

Will be added after the Effective Date

Exhibit F

Installation

Accuray shall be obligated to install (inclusive of site qualification and planning) CyberHeart Products on the terms and conditions attached below in this Exhibit F (“CyberHeart Installation Agreement”).  If CyberHeart engages any third party to manufacture a component or components of a CyberHeart Product pursuant to Exhibit E, then, to the extent necessary, CyberHeart shall obligate such third party to use Reasonable Commercial Efforts to provide reasonable training to Accuray with respect to the installation of such component or components.

CyberHeart shall provide Accuray with no less than one hundred eighty (180) days notice of a request for installation and Accuray will agree to install a CyberHeart Product within thirty (30) days before or after such date. Such installation date will be subject to and conditioned upon the customer end-user site meeting all the requirements of the Site Readiness Guide. Any material delay of installation beyond thirty (30) days after such installation date that is caused by CyberHeart or that is due to a customer end-user site not meeting the requirements of the Site Readiness Guide shall result in a delay fee to be paid to Accuray by CyberHeart of ten percent (10%) of the transfer price for such CyberHeart Product.

Accuray’s obligations under such installation agreement shall be subject to CyberHeart remaining current with all payments therein. Upon any default by CyberHeart due to failure to make payments, Accuray will have the right, but not the obligation, to contract directly with the end-user for installation services.

CYBERHEART INSTALLATION AGREEMENT

SEE BELOW

CyberHeart Installation Agreement

1.                            Scope of Agreement.

1.1.                    Scope.  This Installation Agreement (“Agreement”) is made by and between ACCURAY INCORPORATED (“Accuray”), a Delaware corporation, with its principal place of business at 1310 Chesapeake Terrace, Sunnyvale, CA 94089, and CYBERHEART INCORPORATED (“CyberHeart”), a Delaware corporation, with its principal place of business at 3270 Alpine Road, Portola Valley, CA, for Accuray to install the CyberHeart System at                                                        ’S (“Customer”) site at                                                   (“System”).

1.2.                    CyberHeart Obligation.  Accuray’s obligations under this Agreement are contingent on CyberHeart’s performance under its installation contract with Customer.  As such, Accuray expects and CyberHeart agrees that CyberHeart will provide Customer with the same or greater service as is offered by Accuray under this Agreement; provided, however, that Accuray shall perform the actual installation of the CyberHeart System.

2.                            Terms of Payment.

2.1.                    Installation Price; Payment Schedule.  The Installation Price for the CyberHeart System is $125,000.00. The installation price is valid only for the System specified above in Section 1. The Installation Price is exclusive of all taxes (including, but not limited to, any sales tax, use tax, or value-added tax or other similar tax), license fees, customs fees, duties, and similar charges.  CyberHeart shall pay for installation of the CyberHeart System fifty percent (50%) upon delivery of the CyberHeart System and fifty percent (50%) upon Acceptance.

2.2.                    Invoices; Late Payments. If CyberHeart’s or Customer’s internal payment processing procedure requires CyberHeart to receive an invoice before paying amounts due hereunder, CyberHeart shall request such invoice sufficiently in advance to make the payment in accordance with the payment schedule set forth in Section 2.1 above.  Past due balances shall bear interest at the rate of 1% per month or, if lower, the maximum amount permitted by applicable law.  Accuray may suspend its performance under this Agreement if payments are not made in accordance with the payment schedule set forth in Section 2.1 above.  CyberHeart shall pay Accuray’s reasonable costs of collecting amounts due hereunder that are more than 30 days past due.

3.                            Installation.

3.1.                    Installation by Accuray.  Accuray will notify CyberHeart approximately 90 calendar days prior to the scheduled delivery of the CyberHeart System to coordinate installation details.  Installation will be performed by Accuray.  Accuray will assemble and test the CyberHeart System.  Operation of the CyberHeart System by Accuray, as necessary for completion of installation or acceptance tests, is subject to Customer providing adequate radiation shielding protection and other site preparations required for the safety and protection of personnel and the CyberHeart System. Upon completion of the installation, Accuray’s representatives will demonstrate proper machine operation by performing Accuray’s acceptance test procedure.  For clarity, Accuray is not responsible for any commissioning of the CyberHeart System, including, but not limited to, any calibration or radiation surveys.  Such commissioning shall be the sole responsibility of Customer.

3.2.                    Site Preparation.  Customer will be responsible for having the building, utilities, lighting, ventilation, air conditioning, mounting facilities, all necessary radiation shielding, patient positioning lasers, closed-caption TV system, intercom, and access to the room completed on the estimated delivery date and ready for installation of the CyberHeart System.  Accuray will have no responsibility for any matter affecting or related to the adequacy of architectural design, utility service design, the radiation protection walls and barriers, patient viewing devices, or facility personnel safety devices at

Customer’s site.  Architectural design, radiation protection walls and barriers and other safety devices must be approved by an expert in the radiation field and shall be Customer’s responsibility.

3.3.                    Rigging and Unloading.  Accuray will locate and contract with a rigger or local licensed contractor to provide labor and rigging services necessary to unload the sub-base frame and the rest of the CyberHeart System from the transport vehicle and move the entire CyberHeart System to its final position under Accuray’s supervision.  Accuray shall be responsible for all standard rigging costs and expenses.  An Accuray representative will monitor the movement, final positioning and connection of the CyberHeart System.

3.4.                    Customer Representative.  CyberHeart shall require that Customer provide a representative who shall be present at all times during the installation and be capable of assisting where necessary.  When no representative is present and assistance from Customer is not available when required, Accuray may suspend the installation until an appropriate Customer representative is made available consistently.

4.                            Calibration and Local Requirements.

4.1.                    Calibration.  Customer shall be solely responsible for all CyberHeart System commissioning and calibration.  The dose rate and integrated dose measured by the accelerator transmission ionization chamber and dosimetry electronics must be calibrated by a qualified radiological physicist prior to use  of the CyberHeart System for patient treatment.  Customer shall be responsible for quality assurance testing and calibrating the CyberHeart System regularly.  Customer also shall be responsible for radiation surveys which may be required by applicable law or regulation or which may be necessary to establish that radiation does not exceed safe levels.  Accuray has no responsibility for any such commissioning, quality assurance testing, calibration or radiation surveys.

4.2.                    Local Requirements.  Customer shall be responsible for obtaining all permits and for meeting all requirements relating to state and local codes, registration, regulations and ordinances applicable to Customer’s use of the CyberHeart System. Accuray has no responsibility for compliance by the CyberHeart System with such requirements.

5.                            Acceptance.  “Acceptance” of the CyberHeart System shall occur upon the earlier of (i) completion by Accuray of its acceptance test procedure that demonstrates that the CyberHeart System substantially conforms to the Specifications or (ii) execution of Accuray’s acceptance form by Customer.  In no event shall CyberHeart, Customer or its agents use the CyberHeart System (or any portion thereof) for any purpose before Acceptance thereof without the express written approval of Accuray.  CyberHeart and/or Customer shall indemnify and hold Accuray harmless from any such use.

6.                            Mutual Indemnity.  If it is determined by a court in accordance with applicable law that the negligence of a party (the “Responsible Party”), its employees or agents causes damage or injury to a third party, the Responsible Party shall pay the other party for any damages awarded by a court or agreed to by the Responsible Party in a settlement arising from such claims to the extent such damages reflect the Responsible Party’s relative fault therefor.  Notwithstanding the foregoing, Accuray shall have no responsibility whatsoever for, and CyberHeart shall indemnify and hold Accuray harmless from, all damage or injury to third parties which (i) results from the use, operation or service of the CyberHeart System by other than Accuray personnel prior to Acceptance and completion of the radiation survey by Customer, (ii) results from or relates to any service of the CyberHeart System by a party not authorized to perform such service by Accuray, or (iii) any use by CyberHeart, Customer or their agents of the CyberHeart System contrary to any written warning or instruction given by Accuray.

7.                            Limitation of Liability and Warranty

7.1.                    Accuray’s liability arising under this Agreement shall be limited to an amount not to exceed the payment(s) received by Accuray for the then current Agreement year.  In addition, Accuray shall not be liable to CyberHeart in the event that CyberHeart’s, Customer’s or any third party’s acts or omissions contributed in any way to any loss it sustained or the loss or damage is due to an act of God or other causes beyond its reasonable control.

7.2.                    This is a service agreement.  THERE ARE NO INCLUDED OR IMPLIED ACCURAY WARRANTIES OF PRODUCT FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

8.                            Damages.  IN NO EVENT SHALL ACCURAY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ACCURAY’S AGGREGATE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE PAYMENT RECEIVED BY ACCURAY FOR THE INSTALLATION OF THE CYBERHEART SYSTEM RESULTING IN THE LOSS OR DAMAGE CLAIMED.

9.                            Confidentiality. All drawings, designs, specifications, manuals and software and other non-public information furnished to CyberHeart or Customer by Accuray hereunder shall remain the confidential and proprietary property of Accuray (“Confidential Information”).  All such information, except as may be found in the public domain, shall be held in confidence by CyberHeart and shall not be disclosed by CyberHeart to any third parties or used by CyberHeart other than in its operation of the CyberHeart System in accordance with the Specifications.  CyberHeart shall require that Customer agree in writing to similar confidentiality obligations.

10.                     Assignment. Neither party may assign this Agreement without the other party’s prior written consent, except that Accuray may assign this Agreement without CyberHeart’s consent to an affiliate and either party may assign this Agreement without the other party’s consent to a successor or acquirer in connection with a merger or acquisition, or the sale of all or substantially all of such party’s assets or the sale of that portion of such party’s business to which this Agreement relates, upon written notice; provided that any party to which CyberHeart proposes assigning this Agreement must meet Accuray’s standard creditworthiness requirements.  Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties’ permitted successors and assigns. Any attempted assignment in violation of this Section 10 shall be null and void.

11.                     Dispute Resolution.  Any dispute between Accuray and CyberHeart arising from or related to this Agreement, excluding disputes regarding payment or CyberHeart’s unauthorized use or disclosure of Accuray Confidential Information or intellectual property, shall be settled as follows.  The party initiating the dispute shall provide written notification to the other party identifying in detail the nature of the dispute.  The other party shall respond in writing to the notification within 30 calendar days from the date of receipt of the notification.  The party initiating the dispute shall have an additional 30 calendar days after the receipt of the response to either accept the resolution offered by the other party or escalate the matter.  If the dispute is not resolved within the foregoing 30-day period, the parties shall escalate the claim to the President of Accuray and the Chief Executive Officer of CyberHeart.  Each shall negotiate in good faith and use his or her best efforts to resolve such dispute or claim.  If the dispute is not resolved within 15 calendar days after escalation to the President and Chief Executive Officer as described above, then either party may pursue resolution by any means available at law or equity.

12.                     Governing Law.  The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the United States and the State of California without regard to conflicts of laws principles that would require the application of the laws of any other jurisdiction. No action, regardless of form, arising out of or related to the CyberHeart System may be brought by CyberHeart more than 1 year after CyberHeart has or should have become aware of the cause of action.

13.                     Notices.  All notices required or permitted under this Agreement shall be in writing and if delivered in person, effective immediately, if delivered by reputable national or international overnight delivery service, effective 2 business days after deposit with carrier, or if delivered by registered or certified mail, postage prepaid with return receipt requested, effective 5 business days after deposit with carrier.  All communications will be sent to the addresses set forth below or to such other address as may be specified by either party in accordance with this section.

To Accuray:	To CyberHeart:

Accuray Incorporated

Attention: Chief Financial Officer

1310 Chesapeake Terrace

Sunnyvale, CA 94089

Copy to: General Counsel

14.                     Force Majeure.  Neither party will be responsible for any failure or delay in its performance under this Agreement (except for the payment of money) due to causes beyond its reasonable control, including, but not limited to, labor disputes, strike, lockout, riot, war, fire, acts of God, accident, failure or breakdown of components necessary for order completion; subcontractor or supplier caused delays; curtailment of or failure to obtain sufficient electrical or other energy, raw materials or supplies; or compliance with any law, regulation or order, whether valid or invalid.

15.                     Waiver.  The waiver of any breach or default of any provision of this Agreement will not constitute a waiver of any other right hereunder or of any subsequent breach or default.

16.                     Severability.  If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

17.                     Amendments.  Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party.  For Accuray, a duly authorized representative must be any of the following:  CEO, CFO, or General Counsel.

18.                     Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19.                     Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, representations and warranties, written and oral.  In the event of a conflict or inconsistency between the terms stated in a purchase order or other similar document and this Agreement, the terms of this Agreement shall govern.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth below by their duly authorized representatives.  The parties acknowledge and agree that this Agreement does not become effective until it has been signed by all parties indicated below.

ACCURAY INCORPORATED	CYBERHEART

By:	By:

Print Name	Print Name:

Title		Title:

Date:		Date:

The undersigned acknowledges that the terms and conditions of this Agreement meet the policies and procedures of Accuray.

Signed:

Dated:

General Counsel, Accuray Incorporated

SIGNATURE PAGE TO INSTALLATION AGREEMENT

Exhibit G

Service

Accuray shall be obligated to service, either directly or through a third party, and provide technical support, for CyberHeart Products pursuant to the terms and conditions below in this Exhibit G (“CyberHeart Service Agreement”). If CyberHeart engages any third party to manufacture a component or components of a CyberHeart Product pursuant to Exhibit E, then, to the extent necessary, CyberHeart shall obligate such third party to use Reasonable Commercial Efforts to provide reasonable training to Accuray with respect to the service and support of such component or components.

Accuray’s obligations to provide service and support shall apply solely to the versions of the CyberKnife System and CyberKnife Components installed at the time Accuray installs the relevant CyberHeart Product.  The foregoing obligations shall terminate with respect to a version of the CyberKnife System or CyberKnife Component, as applicable, four (4) years after the date on which Accuray updates such version.

Accuray’s obligations under the CyberHeart Service Agreement shall be subject to CyberHeart remaining current with all payments therein. Upon any default by CyberHeart due to failure to make payments, Accuray will have the right, but not the obligation, to contract directly with the end-user for installation services.

Pricing.

The annual fee for the CyberHeart Service Agreement will be the price for Accuray’s then-current full-service, no upgrade service agreement.  As of the date of this Agreement, that offering is Accuray’s “Emerald Elite Service Agreement” and the list price is *** per year.

Volume Discount.

In the event that multiple CyberHeart Service Agreements are purchased in a one (1) year period beginning with the Effective Date of this Agreement, Accuray will offer a volume discount as follows:

Number of CyberHeart Service Agreements Purchased	% Discount off List Price
***	***
***	***
***	***

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CyberHeart Service Agreement

1.                             Scope of Service.  This Service Agreement (“Agreement”) is made by and between ACCURAY INCORPORATED (“Accuray”), a Delaware corporation, with its principal place of business at 1310 Chesapeake Terrace, Sunnyvale, CA 94089, and CYBERHEART INCORPORATED (“CyberHeart”), a Delaware corporation, with its principal place of business at 3270 Alpine Road, Portola Valley, CA, for Accuray to provide planned maintenance service when scheduled by Accuray and corrective maintenance service when requested by CyberHeart to maintain the CyberHeart System installed at                                                                 ’S (“Customer”) site at                                                     (“System”) so that it performs substantially in accordance with the Specifications (User Manuals and Reference Guides) defined for the System revision as installed and/or upgraded.

1.1.                      Effective Date.  This Agreement shall be effective as of demonstration of acceptance testing by Accuray as described in the CyberHeart Installation Agreement dated                  , 200        and signed by the parties, or the expiration of any prior service or warranty agreement, if applicable.

1.2.                      CyberHeart Obligation.  Accuray’s obligations under this Agreement are contingent on CyberHeart’s performance under its service contract with Customer.  As such, Accuray expects and CyberHeart agrees that CyberHeart will provide Customer with the same or greater service as is offered by Accuray under this Agreement.

1.3.                      Definitions:

1.3.1.  Bug Fix means an error correction or minor change in the existing software and/or hardware configuration that is required in order to enable the existing software and/or hardware configuration to perform to the existing functional specification(s).

1.3.2.  Update means a release of the software or a change to the existing hardware containing substantially only error corrections, minor new features, functionality and/or performance improvements, but that would not be required for the existing software and/or hardware configuration to perform to the existing functional specification(s) of that particular product.  Such Update would not necessarily replace or extend the life of the existing software and/or hardware configuration of the product.  For example, an Update of software would be indicated where the version number is changed by incrementing the numeric digits to the right of the decimal point, e.g., versions 1.1, 1.2, 1.3, and 1.4 would each be Updates of the software.

1.3.3.  Upgrade means a release of the software or a change to the existing hardware containing major new features, functionality and/or performance improvements that would enable the existing software and/or hardware configuration to perform to the level of the next version of the software and/or hardware configuration and designed to replace the older software and/or hardware version of the same product and/or extend the useful life of that product.  For example, an Upgrade of software would be indicated where the version number is changed by incrementing the numeric digits to the left of the decimal point, e.g., versions 1.0, 2.0, 3.0, and 4.0 would each be Upgrades of the software.

1.3.4.  New Version/New Product means a release of the software or a change to the hardware that may or may not work with the existing software and/or hardware configuration, but that in its totality requires, in Accuray’s sole opinion, enough change to the software and/or hardware configuration to be considered a New Version or New Product.

1.3.5.  Consumables means items that are not necessarily part of the CyberHeart System, but are consumed as part of the operation of the CyberHeart System, for example fiducials.

2.                             Service Period.

2.1.                     The Agreement Term shall be for an initial period of four (4) years (years 1, 2, 3, & 4) from the Effective Date of this Agreement, including the warranty year, with an optional fifth year. There is no payment required under this Agreement in the first year (“Year 1”or the “Warranty Year”).

CyberHeart may elect to receive an additional optional fifth year (the “Optional Year 5”).  CyberHeart may exercise the option for Optional Year 5 by letter sent to Accuray, in accordance with the Notice provision set forth below, at any time up to ten (10) days before the Optional Year 5 commences.  If CyberHeart does not exercise the option, there will be no charge to CyberHeart, and Accuray will not provide coverage for Optional Year 5.  If CyberHeart exercises the option, Accuray is obligated to provide coverage on same terms as the previous Agreement years.  Billing will commence on the day following the anniversary of the Effective Date of this Agreement.

2.2.                     The Agreement Price shall be one of the following, at CyberHeart’s option (indicate preferred option by checking a box, if no selection is made Customer will be billed on an annual basis).  The Agreement Price shall cover the Base CyberHeart System, up to two (2) Multiplan Systems (including the MultiPlan System in the Base CyberHeart System), and up to three (3) InView Workstations.  If Customer has more than two (2) MultiPlan Systems or three (3) InView Workstations installed, then an additional charge of *** per year per MultiPlan and *** per year per InView, as applicable, will be added by Accuray to the Agreement Price set forth below.

☐                         ANNUAL: *** per year, paid yearly in advance, for years 2, 3, 4 and Optional Year 5.

☐                         QUARTERLY: *** per quarter, paid at the beginning of each quarter, for years 2, 3, 4 and Optional Year 5.

☐                         MONTHLY: *** per month, paid at the beginning of each month, for years 2, 3, 4 and Optional Year 5.

3.                             Equipment To Be Covered

3.1.                      This Agreement is available only for equipment that was purchased directly from Accuray, installed by Accuray or CyberHeart engineers and has not been moved from its original installation location or disconnected from its original power supply without written permission or direction from Accuray or CyberHeart.  This Agreement must immediately commence at the expiration of the factory warranty period or prior service agreement.  In the event of lapse of service, CyberHeart shall have the right to reinstate such service by payment of the current service fee for the then-current service period in addition to the reasonable costs for Accuray to inspect, repair, and return the System to the state at which the System would have been had a service agreement been in force continuously since the expiration of the System factory warranty.

4.                             Software Maintenance (Bug Fixes and Updates)

4.1.                      For the duration of the Agreement Term, Accuray will provide software Updates and Bug Fixes for software that is included as a part of the CyberHeart System.  These Updates and Bug Fixes may be transmitted electronically to CyberHeart for subsequent installation by CyberHeart or Customer technicians.  Corrections of significant complexity, however, may be installed by Accuray service engineers.  Software maintenance will be included only for those product features that were originally purchased with the System or subsequently purchased separately by CyberHeart from Accuray or taken under this Agreement as a System Upgrade.

4.2.                     CyberHeart shall be responsible for installing Bug Fixes and Updates under Accuray’s direction, as necessary.

4.3.                      CyberHeart is not entitled to any Upgrades or New Versions/New Products under this Agreement.  CyberHeart may purchase Upgrades and New Versions/New Products separately, and such Upgrades or New Versions/New Products will then be maintained in accordance with the terms of this Agreement.

4.4.                      During the Agreement Term, Accuray shall provide CyberHeart with any and all applicable product notices regarding maintenance, support, Upgrades, Updates and Bug Fixes generally circulated by

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Accuray to Accuray Customers with CyberHeart installations.  CyberHeart shall ensure that all such notices are provided to Customer in a timely manner.

4.5.                      All such Updates and Bug Fixes, when made by Accuray or according to Accuray instructions or the product notice, shall be considered to be done by and under the direction of Accuray.

5.                             System Quality Assurance Testing

5.1.                      The maintenance and support services provided by Accuray and/or CyberHeart under this Agreement do not include any System Quality Assurance Testing (“QA”).  System commissioning and QA are the sole responsibility of Customer, and Customer is advised to perform QA on a regular and ongoing basis.  In addition, Customer is required to maintain up-to-date QA logs.  If Customer fails to perform the appropriate QA of the System, and to record such QA in the appropriate logs, Accuray and/or CyberHeart, upon giving Notice to Customer in accordance with Section 16 (Notices) of this Agreement, reserves the right to terminate this Agreement.

5.2.                      Prior to performing any scheduled service or Preventive Maintenance on the System, Accuray and/or CyberHeart will review Customer’s QA logs, and if such logs are not up-to-date, Accuray and/or CyberHeart may refuse to service the System.  In the event that the requested service is necessary to bring the System to a point where QA can be performed, Accuray and/or CyberHeart will proceed with the service only after Customer signs a written acknowledgement that QA is Customer’s sole responsibility and that appropriate QA will be performed prior to conducting any patient treatments.

6.                             First Line Field Service

6.1.                     CyberHeart is to provide to Customer, remotely and on-site when needed, routine maintenance and service and timely response to special requests for service, including transmission and/or installation of software Bug Fixes and Updates (“First Line Field Service”).

6.1.1.  The First Line Field Service Coverage Period will be the hours of at least 8:00 AM to 9:00 PM local (to Customer’s installation location) time Monday through Saturday (excluding local legal holidays).

6.1.2.  CyberHeart shall provide Customer with contact points to request service on a 24-hours-a-day, 7-days-a-week (“24/7”) basis.

6.1.3.  CyberHeart, directly or remotely as the situation requires, either with CyberHeart’s own personnel or through contractors, shall initially respond within one (1) hour of receipt of a call for service.  The initial response shall include telephone support, including (as applicable) consultations, diagnostic assistance and advice on the use and maintenance of the System.

6.2.                     If CyberHeart does not make available the number of adequately trained engineers and is unable to provide First Line Field Service under this Agreement, which results in Accuray providing support beyond what would otherwise be required, Accuray will be entitled to charge its then-current hourly service rates for that additional support.  In addition, if Accuray personnel are unreasonably delayed in carrying out their responsibilities under this Agreement by either CyberHeart or Customer, Accuray will be entitled to charge its then-current hourly service rates for the duration of the delay period.

7.                             Escalated Service

7.1.                     Once CyberHeart has fulfilled its obligation to provide First Line Field Service without successfully resolving the problem, Accuray will provide “Escalated Service”, which shall include any service beyond that defined as First Line Field Service.

7.2.                     CyberHeart will promptly notify Accuray, by calling Accuray’s Customer Support Line at 1-877-668-8667, of any problem or defect with the System which requires Escalated Service and, at no charge, will ensure Accuray service engineers access to the System and use of adequate facilities and equipment as necessary for Accuray to perform the service.  CyberHeart shall have as many service calls as are reasonably needed to maintain the System so that it performs substantially in accordance with the Specifications during the period of this Agreement.

7.3.                     Use of Customer facility CT scanner may be required for testing purposes and shall be scheduled to allow as expeditious completion of service as is reasonably possible.  CyberHeart will ensure that Customer facility staff will operate the CT scanner.  If service is unreasonably delayed and Accuray service engineers are required to remain on site, Accuray may choose to charge the current hourly service rates for the duration of the delay period.

8.                             Escalated Service Coverage Period

8.1.                     The Escalated Service Coverage Period will be the hours of 8:00 AM to 9:00 PM local time Monday through Saturday (excluding legal holidays).  CyberHeart has the option to request service during non-normal hours, in which case CyberHeart shall pay the overtime premium portion of the non-normal hours worked.  (Non-normal hourly rate minus normal hourly rate.)

8.2.                     Accuray shall provide CyberHeart with contact points to request service on a 24-hours-a-day, 7-days-a-week (“24/7”) basis.  Accuray, directly or remotely as the situation requires, either with its own personnel or through contractors, shall initially respond by telephone within twenty-four (24) hours of receipt of a call for Escalated Service.  The initial response shall include telephone support, including (as applicable) consultations, diagnostic assistance and advice on the use and maintenance of the System.

9.                             Preventive Maintenance.  Accuray will perform Preventive System Maintenance as prescribed in the current System maintenance manuals.  Preventive service will be scheduled at least two (2) weeks in advance and will be performed at a mutually agreed upon time.  Upon completion of a service or preventive maintenance call, Accuray shall leave Customer a copy of a service report describing the service or maintenance performed.

10.                       Replacement Parts

10.1.               Accuray shall make a commercially reasonable effort to supply at the time of need or stock with Accuray’s regional service engineers all tools, equipment, replacement parts and Consumables as would reasonably be required by Accuray to perform the required repairs and return the System to good working order.  Accuray shall make a commercially reasonable effort to maintain at its factory or service center(s) a stock of spare parts, including, in particular, long-procurement-lead-time parts.

10.2.               Replacement parts used under this Agreement may be either new manufacture or factory refurbished at Accuray’s choice.  All replacement parts and assemblies provided will be manufactured in accordance with Accuray’s quality system, and any applicable laws and regulations.  Parts replaced under this Agreement become the property of Accuray and/or CyberHeart and will be disposed of by Accuray Field Service engineers.  Notwithstanding the foregoing, all parts that are considered by local regulation to be “hazardous” or “contaminated” waste, or material that requires “special handling” will be disposed of or retained by Customer at Customer’s facility.

11.                       Exceptions

11.1.                All obligations of Accuray under this Agreement shall be suspended and/or cease in the event of:

11.1.1. Damage from fire, accident, abuse, floods, lightning, natural disasters or other calamities commonly defined as “Acts of God”.

11.1.2. The intentional abuse of the System or negligence by CyberHeart or Customer.

11.1.3. System hardware or software alterations not authorized by Accuray including any move of the System from its installation site (other than by or at the express written direction of Accuray and/or CyberHeart).

11.1.4. Use of the System for other than its intended and authorized purposes, or in a manner not consistent with Accuray’s User Manuals, including maintenance of the necessary operating environment and line current conditions, and the failure of CyberHeart or Customer to cure such matter within thirty (30) days of actual written notice thereof from Accuray.

11.1.5. Failure to make payments in accordance with the payment schedule set forth above in Section 2.2.

11.2.               If corrective action or adjustment of the System is performed by Customer’s staff at the direction of Accuray and/or CyberHeart, such action or adjustment shall not reduce Accuray’s responsibility under this Agreement or liability for the performance of the System.

12.                       Cancellation.   CyberHeart shall have the right to cancel and terminate this Agreement, with or without cause, at any time upon thirty (30) days’ prior written notice to Accuray.  There shall be no penalty for such cancellation and termination.

13.                       Breach.  Either party reserves the right to cancel this Agreement by written notice upon the breach of the other.  An event of breach may include, but is not limited to, failure to make payment due under this Agreement, failure to provide access as required to execute the services contemplated by this Agreement, failure to perform and log QA, or the filing of notice under bankruptcy or equivalent laws.  If the breaching party is unable or unwilling to cure or make a good faith effort to cure such breach within thirty (30) days of actual written notice the other party shall be relieved of all obligations under this Agreement and may terminate. Termination shall not be the terminating party’s exclusive remedy, and the terminating party shall retain all other available legal and equitable remedies.

14.                       Limitation of Liability and Warranty

14.1.                If it is determined in accordance with applicable law that any fault or neglect of either party, its employees or agents, substantially contributes to damage or injury to third parties, such party shall be responsible in such proportion as reflects its relative fault therefore, and shall hold the other party harmless from any liability or damages arising out of such fault or neglect.  Accuray’s liability arising under this Agreement shall be limited to an amount not to exceed the payment(s) received by Accuray for the then current Agreement year.  In addition, Accuray shall not be liable to CyberHeart or Customer in the event that CyberHeart’s, Customer’s or any third party’s acts or omissions contributed in any way to any loss it sustained or the loss or damage is due to an act of God or other causes beyond its reasonable control.  IN NO EVENT WILL ACCURAY BE LIABLE TO CYBERHEART OR CUSTOMER FOR ANY LOST PROFITS, LOST SAVINGS, LOST REVENUES, SPECIAL, INDIRECT, INCIDENTAL DAMAGES OR OTHER CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT, DOWNTIME OR THE USE OR PERFORMANCE OF THE CYBERHEART SYSTEM.

14.2.                This is a service agreement.  THERE ARE NO INCLUDED OR IMPLIED ACCURAY WARRANTIES OF PRODUCT FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

15.                       Patient Information.

15.1.               In performing the services hereunder, Accuray may receive from Customer, or create or receive on behalf of Customer, patient healthcare, billing, or other confidential patient information (“Patient Information”).  Patient Information, as the term is used herein, includes all “Protected Health Information,” as that term is defined in 45 CFR 164.501.  Accuray shall use Patient Information only as necessary to provide the services to Customer as set forth in this Agreement.  Accuray shall comply with all federal laws, rules and regulations relating to the confidentiality of Patient Information, including the applicable provisions of the privacy regulations promulgated pursuant to Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

15.2.               Customer shall provide Accuray with only de-identified Protected Health Information, in accordance with the requirements of 45 CFR 164.514.  Any information provided to or shared with Accuray in connection with this Agreement shall have all identifying patient information removed, including, but not limited to, names, addresses, zip codes, telephone numbers, social security numbers, medical record numbers and health plan numbers, and shall be assigned a de-identified record code in accordance with 45 CFR 164.514(c).

16.                       Assignment.  Neither party may assign this Agreement without the other party’s prior written consent, except that Accuray may assign this Agreement, without CyberHeart’s consent, to an affiliate or to a successor or acquirer, as the case may be, in connection with a merger or acquisition, or the sale of all or substantially all of Accuray’s assets or the sale of that portion of Accuray’s business to which this Agreement relates.  Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties’ permitted successors and assigns.

17.                       Disputes and Governing Laws

17.1.                In the event that a dispute arises between Accuray and CyberHeart with respect to any subject matter governed by this Agreement, such dispute shall be settled as follows.  If either party shall have any dispute with respect to this Agreement, that party shall provide written notification to the other party in the form of a claim identifying the issue or amount disputed including a detailed reason for the claim.  The party against whom the claim is made shall respond in writing to the claim within 30 days from the date of receipt of the claim document.  The party filing the claim shall have an additional 30 days after the receipt of the response to either accept the resolution offered by the other party or escalate the matter.  If the dispute is not resolved, either party may notify the other in writing of their desire to elevate the claim to the President of Accuray and the Chief Executive Officer of CyberHeart.  Each shall negotiate in good faith and use his or her best efforts to resolve such dispute or claim.  The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved.  If the negotiations do not lead to resolution of the underlying dispute or claim to the satisfaction of either party involved, then either party may pursue resolution by the courts as follows.

17.2.                All disputes arising out of or relating to this Agreement not otherwise resolved between Accuray and CyberHeart shall be resolved in a court of competent jurisdiction, in Santa Clara County, State of California, and in no other place, provided that, in Accuray’s sole discretion, such action may be heard in some other place designated by Accuray (if necessary to acquire jurisdiction over third persons), so that the dispute can be resolved in one action.  CyberHeart hereby consents to the jurisdiction of such court or courts and agrees to appear in any such action upon written notice thereof.  No action, regardless of form, arising out of, or in any way connected with this Agreement may be brought by CyberHeart more than one (1) year after the cause of action has occurred.

18.                       Notices.  All notices required or permitted under this Agreement will be in writing and delivered in person, effective immediately, by overnight delivery service, effective two (2) business days after deposit with carrier, or by registered or certified mail, postage prepaid with return receipt requested, effective five (5) business days after deposit with carrier.  All communications will be sent to the addresses set forth below or to such other address as may be specified by either party in writing to the other party in accordance with this Section.

To Accuray:	To CyberHeart:

Accuray Incorporated

Attention: Chief Financial Officer

1310 Chesapeake Terrace

Sunnyvale, CA 94089

with cc to: General Counsel

19.                       Trademarks.  Accuray is the owner of the trademark CyberKnife®, and related trademarks in the U.S. and around the world.  If CyberHeart or Customer wishes to use the CyberKnife or other Accuray trademarks in association with a business name, Accuray requires that CyberHeart or Customer, respectively, execute Accuray’s standard royalty-free Trademark License Agreement specifying the requirements for and the nature of the acceptable use. Without the necessary license, neither CyberHeart nor Customer is not entitled to use the Accuray marks with a business name or to otherwise use language which would suggest a license with Accuray.

20.                       Waiver.  The waiver of any breach or default of any provision of this Agreement will not constitute a waiver of any other right hereunder or of any subsequent breach or default.

21.                       Severability.  If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

22.                       Force Majeure.  Neither party will be responsible for any failure or delay in its performance under this Agreement (except for the payment of money) due to causes beyond its reasonable control, including, but not limited to, labor disputes, strike, lockout, riot, war, fire, act of God, accident, failure or breakdown of components necessary to order completion; subcontractor, supplier or customer caused delays; inability to obtain or substantial rises in the prices of labor, materials or manufacturing facilities; curtailment of or failure to obtain sufficient electrical or other energy, raw materials or supplies; or compliance with any law, regulation or order, whether valid or invalid.

23.                       Amendments.  Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party.  For Accuray, a duly authorized representative must be any of the following:  CEO, CFO, or General Counsel.

24.                       Entire Agreement.  This Agreement contains the entire Agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, representations and warranties, written and oral.  If any part of the terms and conditions stated herein are held void or unenforceable, such part will be treated as severable, leaving valid the remainder of the terms and conditions.

25.                       Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth below by their duly authorized representatives.  The parties acknowledge and agree that this Agreement does not become effective until it has been signed by all parties indicated below.

ACCURAY INCORPORATED	CYBERHEART INCORPORATED

By:	By:

Print Name	Print Name

Title:	Title:

Date:	Date:

Please make certain that you have
selected a payment option in accordance
with Section 2.2, above

The undersigned acknowledges that the terms and conditions of this Agreement meet the policies and procedures of Accuray.

Signed:		Dated:

General Counsel, Accuray Incorporated

SIGNATURE PAGE TO SERVICE AGREEMENT